Table of Contents

As filed with the Securities and Exchange Commission on September 26, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-1/A

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

For Ordinary Shares

CUSIP Number G27599 102

DAVION HEALTHCARE PLC

(Exact name of issuer of deposited securities as specified in its charter)

(Translation of issuer’s name into English)

N/A

(Translation of Registrant’s Name into English)

Republic of Ireland	3841	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

The Cube Building, Monahan Road,

Cork, T12 H1XY, Ireland

Telephone: +353 21 212 9330
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David E Price

3 Bethesda Metro Center

Suite 700

Bethesda

MD 20814

202 536 5191

(Address, including zip code, and telephone number, including area code, of agent for service)

Transfer Agent and Registrar in the United States:

VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598, USA

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth Company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth Company  ☒

If an emerging growth Company that prepares its financial statements in accordance with U.S. IFRS, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This registration statement relates solely to a direct listing of our ordinary shares by the registered shareholders identified in this prospectus (“Registered Shareholders”), which are being registered for a secondary offering. The Registered Shareholders may or may not, elect to sell their ordinary shares covered by this prospectus, as and to the extent they determine. All 25,000,000 issued and outstanding ordinary shares are being registered solely to permit trading on the Nasdaq Global Market. Our Common shares are being registered for resale under Rule 415 of the Securities Act. Resales by our affiliates will remain subject to the limitations of Rule 144.

The validity of the issuance of the Ordinary Shares has been passed upon by David E. Price, Esq. of Washington, DC. The full opinion itself is filed as an exhibit (Exhibit 5.1 – Opinion of Counsel as to the Legality of the Securities Being Registered).

We have appointed Revere Securities LLC as our corporate advisor and as our lead market maker in connection with this direct listing. There is no underwriter in this transaction.

The opening price of our ordinary shares will not be fixed in advance. It will be established by Nasdaq’s opening auction process, which will be facilitated by the lead market maker. The lead market maker will provide continuous quotations and indicative pricing following the commencement of trading. For purposes of meeting Nasdaq’s initial listing requirements, management has used an expected opening price of $10 per share solely as a valuation reference.

The registration of 25,000,000 ordinary shares pursuant to this registration statement is for a direct listing and not a time-bound offering. This registration statement will remain effective unless and until it is withdrawn or modified by post-effective amendment.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

We are incorporated in Ireland, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Explanatory Note on Direct Listing

•	This is a direct listing (not an Initial Public Offering - IPO) by our Registered Shareholders
•	The issued ordinary shares of the Company are being registered for potential resale by our Registered Shareholders
•	No shares are being offered for sale by the Issuer.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of BreastCheck sales;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;

•	competition in our industry;

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations,” “Business” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The BreastCheck industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly evolving nature of the BreastCheck industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. None of the reports or studies cited in this prospectus were commissioned by the Company.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully. Unless the context otherwise requires, references in this prospectus to the “Company,” “Davion,” “we,” “us,” “our” and other similar designations refer to Davion Healthcare Plc and its consolidated subsidiaries.

Our Company

Davion Healthcare Plc is an Irish Public Limited Company focused exclusively on the development and commercialization of non-invasive home tests for the early detection of health anomalies, including cancers. Our home tests are non-diagnostic, focusing on early detection of potential health anomalies, for which if identified, further clinical tests outside of the scope of our products would be required.

We currently have four non-invasive home tests completed, namely, BreastCheck, FootFlow, Testic, and ThermaDerm. Our flagship product, BreastCheck, will be the first product to be launched in the first half of 2026. BreastCheck is a non-invasive home test designed to detect temperature anomalies in breast tissue, which may be indicative of cancer or other health conditions. The second product to be launched will be FootFlow, which is a home test for Diabetics to monitor blood flow in feet and hands, for which poor circulation as a result of Diabetes can lead to fingers and toes being amputated if poor blood circulation goes unchecked. The third product to be launched will be Testic. Testic is a home test for testicular anomalies, including Testicular Cancer. Testic works in a similar way to BreastCheck, by monitoring testicular temperature. Our fourth home test is ThermaDerm. ThermaDerm monitors skin temperature across various locations on the body to identify potential temperature changes which appear abnormal compared to other similar locations to help identify potential anomalies. None of the company’s home tests are diagnostic. They provide early warning of potential anomalies, for which further clinical investigation would be required in order for a diagnosis to be provided. The Company’s broad suite of non-invasive home testing kits help provide targeted additional health indicators for early detection, prevention, and wellness monitoring.

Our products, including BreastCheck and FootFlow, use thermography to detect small but meaningful changes in skin surface temperature. Liquid crystal film placed on the skin produces color shifts in response to temperature differences, creating a simple thermal map that highlights areas of concern.

BreastCheck applies this approach to identify abnormal breast tissue patterns that may warrant further clinical assessment, while FootFlow monitors circulation in the extremities of diabetic patients to detect risks associated with reduced blood flow, infection, or inflammation. By combining this proven film-based technology with artificial intelligence analysis of smartphone images, our products deliver standardized, reliable, and easy-to-understand results. This enables early detection at home in a safe, non-invasive, and scalable way.

All four tests meet Class I regulatory standards for non-invasive medical devices in the USA (FDA), in Europe (CE) and in the United Kingdom (UKCA). Regulatory approval for Class I products is by self-declaration, confirming that products registered meet the relevant regulatory standards as proscribed. Currently BreastCheck and FootFlow are registered with the FDA in the United States and have been since November 2023, and with regulatory bodies in the UK and the European Union also since November 2023.

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All four products, BreastCheck, FootFlow, Testic and ThermaDerm are registerable as Class I Medical devices (which are “over the counter” product, meaning they can be sold in pharmacies, and on line, and are not required to be provided through clinicians), with the FDA in the USA, CE in Europe and UKCA in the United Kingdom. Non-invasive, non-diagnostic medical devices such as our four home tests, are registered under a “self-declaration” process, provided the device specification adheres to regulatory standards for Class I medical devices, supported by medical data sheets. Medical regulators have the ability to “question” the classification category for any medical device, and may on examination require re-classification of any medical device and the requirement for any such product to meet the revised technical product standard re-categorized as necessary in order to be able to be sold in the relevant country/region.

Product launches commence with BreastCheck in the USA in the first half of 2026, with follow on product launches in Europe and the United Kingdom, the timing of which will be subject to market conditions while the company will monitor on an ongoing basis. In respect of initial product launches in the USA, FootFlow is anticipated to launch six months after the initial launch of BreastCheck, and like BreastCheck, it will launch in the USA initially and then develop operations into Europe and the United Kingdom. ThermaDerm and Testic launch dates will be reviewed by management as to launch times and all regulatory filings will be established and filed as applicable, prior to the launch of those two products. During our initial year of commercialization, we expect revenues to be derived primarily from BreastCheck and FootFlow. For additional discussion of risks related to our business and products, see “Risk Factors”.

Direct Listing of Ordinary Shares

We are not offering any new securities in this registration statement. We are registering 25,000,000 ordinary shares, par value €0.01 per share, which are expected to be listed for trading on the Nasdaq Global Market under the ticker symbol “DAVI”.

The Company’s ordinary shares have been assigned CUSIP number G27599 102, and will be held electronically through DTC under nominee Cede & Co.

This prospectus relates to the registration of the resale of all 25,000,000 of our issued and outstanding ordinary shares by the shareholders identified in this prospectus (the “Registered Shareholders”) in connection with the direct listing on the Nasdaq Global Market. All of these ordinary shares are already recorded in our register of members maintained by our registrar. The Registered Shareholders may, but are not required to, elect to sell some or all of their ordinary shares from time to time after this registration statement is declared effective by the Securities and Exchange Commission. Any such sales, if made, will be conducted through brokerage transactions at prevailing market prices. This registration statement does not register any primary offering by us and we will not receive any proceeds from the sale of ordinary shares by the Registered Shareholders.

There are no underwriters involved. We have appointed Revere Securities LLC as our corporate advisor and as our lead market maker in connection with this direct listing.

The opening price of our ordinary shares will not be fixed in advance. It will be established by Nasdaq’s opening auction process, which will be facilitated by the lead market maker. The lead market maker will provide continuous quotations and indicative pricing following the commencement of trading. For purposes of meeting Nasdaq’s initial listing requirements, management has used an expected opening price of $10 per share solely as a valuation reference.

Planned Future Capital Raise

While this registration statement relates solely to the direct listing of our existing ordinary shares, we may pursue a registered offering or other capital raise following the effectiveness of this registration statement and commencement of trading on Nasdaq.

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Nasdaq Listing Requirements

To comply with the listing requirements of the Nasdaq Global Market, we have a sufficient number of both our ordinary shares and shareholders prior to listing to ensure that:

•	There are at least 400 round-lot holders, each holder with a value of $100 or more;
•	At least 50% of the 400 round lot holders, hold shares valued at $3,500 or more;
•	The public float of ordinary shares represents a total value in excess of the minimum requirement of $42 million;
•	The anticipated opening trading price is $10.00 per share, implying a total market capitalization of $250 million.

Note that the opening trading price will be determined by Nasdaq’s auction process without underwriter support, which may increase volatility. Recent sales prices for our ordinary shares may bear little or no relation to the trading price at or subsequent to the opening of trading of the originally shares on Nasdaq.

There will be no underwriters to provide research coverage, stabilization, or marketing support.

Limited precedent exists for direct listings, creating additional uncertainty. We have appointed Revere Securities LLC as our corporate advisor and as our lead market maker in connection with this direct listing. There is no underwriter in this transaction.

Corporate Structure

Davion Healthcare Plc is incorporated under the laws of the Republic of Ireland and qualifies as a “foreign private issuer” under the rules of the U.S. Securities and Exchange Commission. We are also an “emerging growth company” under the U.S. Jumpstart Our Business Startups Act (JOBS Act), and as such, we may take advantage of reduced reporting obligations.

Summary Consolidated Financial Information

We are a pre-revenue Company, incurred operating losses of €1,320,353 in 2024 and €5,308,332 in 2023. We do not expect to generate revenues until the first half of 2026. Through the date of this registration statement, we have not generated any revenue and continue to operate at a loss, primarily due to ongoing product development and operational costs. Consequently, our liquidity has been limited, and we have been dependent on the CEO’s support to meet our working capital requirements and cover expenses. See “Related Party Transactions” for additional information.

The Company’s regulatory-approved product portfolio and strategic licensing agreement with NeuRX Health Inc. are expected to provide future revenue and cash inflows. The Company believes as of the date of this registration statement, that with its current capitalization, our Chief Executive Officers’ ongoing financial support, and future contractual inflows, the Company believes that it has sufficient financial resources to meet its obligations for at least the next 12 months.

The Consolidated Financial statements included in this prospectus have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and audited by WithumSmith+Brown, PC, a PCAOB-registered independent public accounting firm. A complete copy of our Consolidated Financial statements for the fiscal years ended December 31, 2024, and December 31, 2023 are provided in the Appendix to this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this prospectus; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth Company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

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Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a Company incorporated in Ireland, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market Rules corporate governance listing standards. However, the company will follow the Nasdaq rules regarding corporate governance. See “Risk Factors — Risks Related to Our Shares”.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•	“Ordinary Shares” are to our Ordinary Shares, par value €0.01 per share;

•	“Davion” “we,” “us,” “our Company” and “our” are to DAVION HEALTHCARE PLC;

Summary

Ordinary Shares Outstanding	25,000,000
Listing	Nasdaq Global Market
Ticker Symbol	DAVI
Offering Type	Direct Listing (no securities offered)
Anticipated Opening Price	$10.00 per Ordinary Share

A blanket lock-up agreement has been entered into for a period of 90 days from the first day of trading of the company’s ordinary shares for all 6 members of the board of directors. The two Executive Directors, Jack Kaye and David Over, together with the four non-executive directors, Sir Eric Peacock, Kevin Riches, Susan M. King and Julian Sluyters.

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RISK FACTORS

Risks Related to Our Business and Operations

We could experience cost increases or disruptions in the supply of raw materials, such as liquid crystal and/or thermochromic inks and films used in BreastCheck.

BreastCheck is to be manufactured and distributed under license by NeuRX Health Inc., a U.S.-registered company. NeuRX Health may incur significant costs in procuring the raw materials required to manufacture and assemble BreastCheck. Manufacturing of BreastCheck specifically for the North American market will take place in the USA, with all product components supplied by U.S based providers to our licensed manufacturer NeuRX Health Inc.. The prices of these materials fluctuate due to factors beyond the control of our licensee, including market conditions, global demand, currency fluctuations, tariffs, fuel shortages, and political or economic instability. Substantial increases in these costs could raise manufacturing and distribution expenses and reduce our royalty margins.

Our licensed manufacturers are dependent on their suppliers.

BreastCheck uses multiple parts sourced from numerous suppliers, some of which are limited or single-source. Any disruption in supply could temporarily halt production until alternative sources are qualified, which may not be achievable on acceptable terms or within a reasonable timeframe. Events such as supplier business failures, force majeure, regulatory changes, or other unforeseen factors could materially and adversely impact royalty revenues we expect to receive from NeuRX Health.

Our business and prospects depend significantly on our ability to build and maintain the BreastCheck brand.

Our future growth relies heavily on consumer awareness and acceptance of BreastCheck. We intend to pursue branding initiatives, including digital community engagement and ongoing awareness campaigns by our distributor. These efforts may not succeed and could require more costly traditional advertising channels. Negative publicity, unfavorable product reviews, or adverse social media commentary could harm consumer confidence and materially impact our business.

We are initially dependent on a limited number of products.

During our first year of commercialization, we expect to generate revenues primarily from BreastCheck and FootFlow. If we encounter delays in manufacturing, regulatory issues, adverse publicity, or lack of market acceptance of either product, our financial results could be materially and adversely affected.

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Our reliance on a third-party licensee for the manufacture and distribution of BreastCheck exposes us to risks beyond our control.

We have entered into a global license agreement with NeuRX Health Inc. for the manufacture and distribution of BreastCheck. Any failure by NeuRX to perform under this agreement, including delays in production, quality issues, or failure to comply with regulatory requirements, could adversely affect our business, financial condition, and results of operations.

Regulatory authorities may reclassify our products, which could increase costs and delay commercialization.

Our products are registered or eligible for registration as Class I medical devices. Regulators retain the discretion to reclassify devices into higher categories that require additional testing, data, or approvals. If any of our products were reclassified, we could incur significant costs, delays, or be unable to commercialize those products.

Our products are not diagnostic tests and may be misunderstood by consumers or healthcare professionals.

Our products are designed to provide early warning indicators and are not diagnostic. Consumers may misinterpret the results, fail to seek further medical evaluation, or rely on the tests as substitutes for clinical diagnosis. Misuse or misunderstanding of our products could result in adverse outcomes for consumers, reputational damage, and potential liability claims against us.

We have a limited operating history with no commercial sales.

Although we have completed development and achieved regulatory registration for certain products, we have not yet launched commercial sales. Investors have limited basis to evaluate our ability to successfully market and sell our products. Our failure to achieve commercial success in the early stages could impair our growth prospects and financial condition.

Our revenue may be adversely affected if our products are not accepted by consumers and healthcare professionals.

The commercial success of our products depends on market acceptance. Factors that may affect acceptance include consumer confidence in the reliability of the tests, recommendations from healthcare providers, pricing, competing products, and regulatory or media scrutiny. Failure to achieve broad acceptance would materially limit our revenue.

Our business depends substantially on the continuing efforts of our executive officers.

Our success depends on the continued service of our executive team. If one or more were to leave, we might not be able to replace them in a timely manner. Competition for qualified personnel is intense, and we have not obtained “key person” insurance. If our executives joined a competitor or founded a competing business, we could lose know-how, talent, and customer relationships.

Our future growth depends on demand for BreastCheck and consumer adoption.

Demand for BreastCheck is influenced by general economic, political, and social conditions, as well as product pricing, regulatory requirements, and consumer health awareness. Volatility in demand may lead to reduced sales, pricing pressure, and adverse effects on our financial results.

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We may become subject to product liability claims.

Because BreastCheck is a health-related product, we face the risk of liability claims if it does not perform as expected. Any such claims, whether or not successful, could result in substantial monetary awards, damage to our reputation, negative publicity, and inhibited commercialization. Insurance coverage may be inadequate to cover all potential liabilities.

If we fail to manage our growth effectively, we may not be able to market and sell BreastCheck successfully.

As we expand our licensing model and product portfolio, we must scale our operations, infrastructure, and personnel. Failure to manage this growth effectively could materially and adversely affect our business and financial results.

If we fail properly protect and store consumer medical records, we may be subject to significant liability, litigation and reputational harm.

Our products involve the generation, collection, and storage of first-party medical records created through test results. These records are classified as highly sensitive personal information, and their handling is subject to strict regulatory frameworks, including data protection and privacy laws in the jurisdictions in which we operate. The requirements of such regulations are complex, may differ across markets, and are continually evolving.

Any failure by us, or by third parties on whom we rely, to implement and maintain adequate systems to protect this information could result in unauthorized access, data loss, misuse, or cyberattack. A breach of security affecting medical records could expose us to significant liability, governmental investigations, civil penalties, private litigation, and reputational harm. Even the perception that our data security measures are inadequate could have a material adverse effect on our ability to attract and retain customers.

We are dependent on third party mobile platforms for our product to work. If we fail to comply with a third party’s platform requirements our product acceptance will be negatively impacted.

We depend on mobile applications that operate on Apple iOS and Google Android platforms to allow customers to capture images of their test results using mobile phone cameras and transmit those images to our servers for further analysis. These applications are critical to the customer experience, and any disruption in their availability or performance could materially and adversely affect adoption of our products.

Because our mobile applications must comply with the requirements and policies imposed by Apple and Google, we are exposed to risks outside our control. Changes to technical standards, developer policies, or distribution rules could impair the functionality of our applications, delay necessary updates, or prevent continued availability through the Apple App Store or Google Play Store. Additionally, defects, performance failures, or security vulnerabilities in our applications, whether real or perceived, could undermine user confidence, damage our reputation, and expose us to claims of product malfunction.

If we are unable to properly maintain our technology infrastructure and comply with evolving laws on artificial intelligence use in healthcare, our business will be materially and adversely impacted.

The performance of our products depends heavily on the reliability of our back-end server infrastructure and the application of artificial intelligence (“AI”) algorithms to analyze customer test results. These systems must operate accurately and consistently in order to produce meaningful outcomes. Failures in server capacity, outages, software errors, cybersecurity incidents, or flaws in our AI-based analysis could result in inaccurate or delayed results. Such outcomes may cause customers to lose confidence in our products and could expose us to regulatory enforcement, liability claims, and reputational damage.

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Moreover, the regulatory environment for AI technologies remains uncertain and continues to evolve. New laws or guidance governing AI use in healthcare, data analysis, or medical devices could increase our compliance costs, impose new operational requirements, or restrict our ability to deploy AI in the manner we currently anticipate. If we are unable to maintain the accuracy, security, and compliance of our back-end infrastructure and AI systems, our business, financial condition, and results of operations could be materially and adversely affected.

Risks Related to Intellectual Property and Competition

We may not fully recover the value of our intellectual property portfolio.

Our ability to recover the value of our intellectual property portfolio is subject to a variety factors, many beyond our control. Estimating the fair value of our intellectual property involves a high degree of judgment in developing assumptions that underlying the discounted cash flow model. The determination of fair value is not recorded in our financial statements and may differ materially from realizable values. At December 31, 2024, management determined the intellectual property portfolio was not impaired. Management believes the indefinite lived assets value are recoverable based on our commercial license with NeuRX Health Inc. and additional proprietary products ready for market introduction. These estimates reflect management’s judgment and are supported by confidential objective valuation analyses prepared for internal purposes only, for which management assumes full responsibility.

We may need to defend against patent or trademark infringement claims.

Competitors or other parties may assert intellectual property rights that interfere with our ability to manufacture or license BreastCheck. If we were found to infringe such rights, we could be required to cease sales, redesign our products, or obtain licenses on unfavorable terms. Litigation, even if not successful, could divert resources and harm our reputation.

We may not be able to prevent others from unauthorized use of our intellectual property.

We consider our patents, trademarks, and trade secrets critical to our success. However, patents may expire, be invalidated, or provide only limited protection, and enforcement can be costly and uncertain, particularly in foreign jurisdictions. Unauthorized use of our intellectual property could erode our competitive position and harm our revenues.

We may be subject to risks associated with strategic alliances or acquisitions.

Future joint ventures, licensing partnerships, or acquisitions could expose us to risks such as loss of proprietary information, non-performance by partners, integration difficulties, or exposure to unanticipated liabilities. Acquisitions may also require significant capital or equity issuances, resulting in dilution.

Risks Related to Macroeconomic Conditions

Adverse macroeconomic or geopolitical events could affect our business.

Global economic uncertainty, including inflation, energy price volatility, geopolitical conflicts, and public health crises, may reduce consumer confidence and impact demand for BreastCheck and other future products.

Risks Related to Our Direct Listing and Capital Markets

Because we are conducting a direct listing rather than a traditional underwritten IPO, investors face additional risks.

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This is not an underwritten initial public offering. This listing differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

•	There are no underwriters. Consequently, prior to the opening of trading on the Nasdaq, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient price discovery with respect to the opening trades on the Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of trading of our ordinary shares on the Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public. Moreover, there will be no underwriters assuming risk in connection with the initial resale of our ordinary shares. Additionally, because there are no underwriters, there is no underwriters’ option to purchase additional shares to help stabilize, maintain, or affect the public price of our ordinary shares on the Nasdaq immediately after the listing. In an underwritten initial public offering, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the market price of shares. Given that there will be no underwriters’ option to purchase additional shares or otherwise underwriters in engaging in stabilizing transactions, there could be greater volatility in the public price of our ordinary shares during the period immediately following the listing. See also “—The public price of our ordinary shares may be volatile, and could, upon listing on the Nasdaq, decline significantly and rapidly.”

•	There is not a fixed number of securities available for sale. Therefore, there can be no assurance that any Registered Shareholders or other existing shareholders will sell any or all of their ordinary shares and there may initially be a lack of supply of, or demand for, ordinary shares on the Nasdaq. Alternatively, we may have a large number of Registered Shareholders or other existing shareholders who choose to sell their ordinary shares in the near-term resulting in oversupply of our ordinary shares, which could adversely impact the public price of our ordinary shares once listed on the Nasdaq.

•	Other than management and Affiliates, none of our Registered Shareholders have entered into contractual lock-up agreements or other contractual restrictions on transfer. In an underwritten initial public offering, it is customary for an issuer’s officers, directors, and most of its other shareholders to enter into contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after listing. Consequently, any of our shareholders who own our ordinary shares may sell any or all of their ordinary shares at any time (subject to any restrictions under applicable law), including immediately upon listing. If such sales were to occur in a significant quantum, it may result in an oversupply of our ordinary shares in the market, which could adversely impact the public price of our ordinary shares.

•	We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading on the Nasdaq. Instead, we intend to host an investor day, as well as engage in certain other investor education meetings. In advance of the investor day, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor day, which will have content similar to a traditional roadshow presentation, and make one version of the presentation publicly available, without restriction, on a website. There can be no guarantees that the investor day and other investor education meetings will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our ordinary shares or sufficient demand among investors immediately after our listing, which could result in a more volatile public price of our ordinary shares.

Such differences from an underwritten initial public offering could result in a volatile market price for our ordinary shares and uncertain trading volume and may adversely affect your ability to sell your ordinary shares.

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The public price of our ordinary shares may be volatile, and could, upon listing on the Nasdaq, decline significantly and rapidly.

As this listing is taking place via a novel process that is not an underwritten initial public offering, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient price discovery with respect to the opening trades on the Nasdaq. Pursuant to Nasdaq Rules, we have engaged Revere Securities LLC as a financial advisor to be available to consult with the designated market maker (the “DMM”) in setting the opening public price of our ordinary shares on the Nasdaq. Based on information provided by the Nasdaq, the opening public price of our ordinary shares on the Nasdaq will be determined by buy and sell orders collected by the Nasdaq from broker-dealers and the Nasdaq is where buy orders can be matched with sell orders at a single price. Based on such orders, the DMM will determine an opening price for our ordinary shares in consultation with Revere Securities LLC pursuant to Nasdaq rules. For more information, see “Plan of Distribution.”

However, because Revere Securities LLC will not have engaged in a book building process, they will not be able to provide input to the DMM that is based on or informed by that process. Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold ordinary shares to the public as there would be in an underwritten initial public offering. This lack of an initial public offering price could impact the range of buy and sell orders collected by the Nasdaq from various broker-dealers. Consequently, the public price of our ordinary shares may be more volatile than in an underwritten initial public offering and could, upon listing on the Nasdaq, decline significantly and rapidly.

We may conduct a public offering or other capital raising transaction shortly after listing.

Any future transaction may dilute existing shareholders and adversely affect our share price. In addition, announcements relating to financings, acquisitions, litigation, or changes in financial performance may create volatility in our trading price.

If securities or industry analysts do not publish research about us, or publish unfavorable reports, our share price and trading volume could decline.

Risks Related to Ownership, Taxation and Jurisdiction

Because we have no current plans to pay cash dividends on our ordinary shares, you may not receive any return on investment unless you sell your ordinary shares for a price greater than that which you paid for it.

We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our ordinary shares in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our future ability to pay cash dividends on our ordinary shares may also be limited by the terms of any future debt securities or credit facility. As a result, capital appreciation, if any, of the ordinary shares you purchase in this offering will be your sole source of gain for the foreseeable future.

If a United States person is treated as owning 10% or more of our shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a United States person is treated as owning (directly, indirectly, or constructively) at least 10% of the value or voting power of our shares, such person may be treated as a “United States shareholder” with respect to us and each of our controlled foreign corporation (“CFC”) subsidiaries (if any). A United States shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income,” and investments in U.S. property by CFCs, regardless of whether we make any distributions. An individual that is a United States shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation.

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Failure to comply with these reporting obligations may subject a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. We cannot provide any assurances that we will assist investors in determining whether we are or any of our non-U.S. subsidiaries is treated as CFC or whether any investor is treated as a United States shareholder with respect to any such CFC or furnish to any United States shareholder information that may be necessary to comply with the above reporting and tax paying obligations. The United States Internal Revenue Service has provided limited guidance on situations in which investors may rely on publicly available information to comply with their reporting and tax paying obligations with respect to foreign-controlled CFCs. A United States investor should consult its advisors regarding the potential application of these rules to an investment in our ordinary shares.

U.S. Holders of our ordinary shares may suffer adverse consequences if we are treated as a passive foreign investment company.

We would be a passive foreign investment company (“PFIC”), for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code of 1986, as amended) (the “Code”); or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

If we are treated as a PFIC, adverse U.S. federal income tax consequences could apply to a U.S. Holder (as defined in the section titled “Taxation—United States Federal Income Tax Considerations”) if we are treated as a PFIC for any taxable year during which such U.S. Holder holds our ordinary shares. U.S. Holders are urged to consult their tax advisors about the potential application of the PFIC rules to their investment in our ordinary shares.

As an Irish company, investors may face difficulties enforcing their rights.

Irish corporate law differs from U.S. law, and shareholder protections are less developed. In addition, most of our directors and officers reside outside the United States, making it difficult to enforce U.S. judgments.

Risks Related to Reporting and Compliance

We identified a material weakness for the years ended December 31, 2024, 2023, and 2022 and we may identify material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. If we identify material weaknesses in our internal control over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results, or report them within the timeframes required by law or stock exchange regulations. Under Section 404 of the Sarbanes-Oxley Act, we will be required to evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report as to internal control over financial reporting. Failure to maintain effective internal control over financial reporting also could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. In connection with the audit of our financials for the years ended December 31, 2024, 2023, and 2022, we and our auditors identified certain deficiencies in internal controls that are considered to be material weaknesses. These material weaknesses contributed to the restatement of our 2024 and 2023 consolidated financial statements. We intend to remediate these weaknesses by hiring additional resources and modifying our internal and disclosure controls over financial reporting. We cannot assure you that these existing material weaknesses will be remediated or that additional material weaknesses will not exist or otherwise be discovered, any of which could materially adversely affect our business, operating results, and financial condition.

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We qualify as an emerging growth company and a “foreign private issuer.”

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) having the option of delaying the adoption of certain new or revised financial accounting standards, (iii) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) five years from the date of our initial public offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

It is possible that some investors will find our ordinary shares less attractive as a result of the foregoing, which may result in a less active trading market for our ordinary shares and higher volatility in our share price.

We will incur increased costs as a result of becoming a public company.

Compliance with SEC and Nasdaq requirements will increase our expenses, particularly after we cease to qualify as an emerging growth company. We also anticipate higher costs for legal, accounting, compliance, insurance, director and executive officer costs, amongst others.

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USE OF PROCEEDS

This registration statement relates solely to the registration of our ordinary shares in connection with a direct listing of those shares on the Nasdaq Global Market.

The issuer is not offering any shares in this registration statement and will not receive any proceeds from the registration or potential resale of our ordinary shares by the Registered Shareholders. Any future capital raises by the Company will be subject to a separate registration statement or exemption therefrom.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the registration of our Ordinary Shares and the listing on the Nasdaq Global Market. All amounts are estimates, except for the SEC registration fee.

Expense Estimated Amount (USD)

SEC registration fee	$36,900
Legal fees and expenses	250,000
Accounting fees and expenses	250,000
Transfer agent and registrar fees	10,000
Nasdaq listing fee	295,000
Printing and filing expenses	5,000
Miscellaneous	25,000
Total	$871,900

These expenses are funded through continued advances from Malbrite Ltd. Malbrite Ltd is wholly owned and controlled by our Chief Executive Officer, Jack Kaye. As a result, these funding arrangements represent related-party transactions. Advances are non-interest-bearing, unsecured, and repayable only upon completion of a future capital raise. The dual role of Mr. Kaye as both CEO of Davion Healthcare Plc and owner of Malbrite Ltd may create potential conflicts of interest in respect of the Company’s financing arrangements. Malbrite Ltd is not and never has been a shareholder of the Company.

On the 7th March 2025, A letter of financial support from Malbrite Ltd was provided to WithumSmith+ Brown, the Company’s PCAOB auditor, confirming the continuing ongoing financial support of Malbrite Ltd to the Company, a copy of which is filed as Exhibit 99.4 to this registration statement.

DIVIDEND POLICY

Following this registration, the payment of dividends will be at the discretion of our board of directors, subject to certain requirements of Ireland law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Ireland law, namely that our Company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our Ordinary Shares in the foreseeable future after this registration. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2024:

• on an actual basis of the existing capital structure

You should read this information in conjunction with our Consolidated Financial Statements and the related Notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Cash and cash equivalents	€11
Short-term debt	0
Long-term debt	0
Shareholders’ equity:
-Share capital 25,000,000 shares @ €0.01	250,000
- Share premium	71,374,078
- Deficit	(6,628,685)
Total stockholders’ equity	64,995,404
Total capitalization	€64,995,404

Note this is a direct listing with no new shares being issued.

DILUTION

As this registration statement relates solely to a direct listing of the Company’s Ordinary Shares, and no new securities are being offered or sold by the Company, there will be no dilution to existing shareholders upon listing.

We may seek to raise additional capital following the listing, through a registered public offering or other financing transactions. Any such offering would be subject to separate registration or exemption from registration under U.S. securities laws.

EXCHANGE RATE INFORMATION

The Company’s functional and presentational currency is the Euro, and this is the currency of the Company’s Consolidated Financial statements. However, the Company’s business is also conducted in other currencies such as $ USD and £ therefore certain amounts will need to be translated into Euros. Due to changes in exchange rates fluctuations, this could lead to changes in the Company’s reported Consolidated Financial results from period to period. Among the factors that may affect currency values are trade balances, levels of short-term interest rates, difference in relative values of similar assets in different currencies, long term opportunities for investments and capital appreciation and political or regulatory developments.

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CORPORATE HISTORY AND STRUCTURE

Davion Healthcare Plc. (“Cyprus”) was incorporated in the Republic of Cyprus on November 29, 2022 with an initial issue of 12,258,458 Ordinary Shares, along with a further 7,741,542 Ordinary Shares being issued in 2023, and an additional 5,000,000 Ordinary Shares issued in 2024, resulting in a total of 25,000,000 subsequently issued and outstanding as at December 31, 2024.

Share issuances of 12,258,458 and 7,741,542 were at par (€0.01) in connection with capitalization and intellectual property transfers. In 2023, the Company issued 12,258,458 shares at par (€0.01) in connection with intellectual property acquisition of €65 million. A copy of the sale and purchase agreement relating to the acquisition is filed as Exhibit 10.6 to this registration statement. There are no future payment obligations related to the intellectual property rights. The non cash transaction was completed at a share price of €5.30 per share (par value being €0.01), with shares being distributed to all shareholders of Davion Healthcare Ltd (“UK company”) on a pari pasu basis to their percentage shareholding in the UK company at the time of transfer. General meetings of the shareholders of both the seller and buyer took place, and resolutions were passed by both parties, fully approving the terms of the sale and purchase agreement. This transaction was considered a related party transaction as Jack Kaye, CEO, was a director and shareholder of both the seller and buyer, but declared his interest prior to the transaction and excluded himself from voting either as a director or shareholder in respect of both buyer and seller.. In considering the mutually agreed upon value of €65 million for the intellectual property portfolio, the directors, considered many factors, including the following: the nature of the intellectual property, its current development stage, further technical refinements necessary for the commercialization of Class I home tests, principally focused on BreastCheck, as well as, management’s estimates of run rate EBIT and market multiples of similar companies, all adjusted for the consideration of the risks associated with regulations, launching a new product, securing distribution and potential customer acceptance.

The issuance in June 2024 of 5,000,000 related to the conversion of debt to equity at a conversion of one share for every $10 of debt and also for payment in equity rather than cash to some providers of services to the Cyprus based operation.

These transactions are exempt from U.S. Securities Act registration, as they were conducted outside of the United States, and in accordance with Cyprus law and UK law at the time of the transaction. No direct selling took place that targeted the U.S. market, and in fact no direct selling took place at all.

In September 2024, Davion Healthcare Plc. was incorporated in Ireland. In December 2024, a restructuring occurred with the shareholders of Cyprus, exchanging their shares for the same number of shares in Davion Healthcare Plc. making Cyprus a wholly owned subsidiary. Since both companies were under common control, this transaction was treated similar to a “reverse merger” with the combination of both entities at December 31, 2024.

The consolidated financial statements are comprised of Davion Healthcare Plc. and its wholly owned subsidiary, Cyprus, give effect to the restructuring as if it occurred on January 1, 2023. Since Cyprus was inactive when formed, there were no transactions recognized for the period November 29, 2022 (inception) through December 31, 2022.

Davion Healthcare is a healthcare company focusing on the development and commercialization of non-invasive home tests for the early detection, prevention and monitoring of health anomalies, including cancers.

The Company has used third party research and development (Universities and specialized companies) together with outsourced manufacturing and design, to make products, which are then patented (where applicable), manufactured, sold and internationally distributed through licensing agreements. In the future development pipeline, there is a range of other non-invasive home tests covering a wide variety of medical conditions which the Company expects to roll out over the next few years. However, currently no third party research and development work is taking place as the four home tests are market ready and the Company is focusing on commercialization for the time being.

As our business develops, we may need to modify our business model or change our services and solutions. These changes may not achieve expected results, which could have a material adverse effect on our results of operations and prospects.

Furthermore, we may be unable to keep up with changes in product technology and, as a result, our competitiveness may suffer. Our research and development efforts may not be sufficient to adapt to changes in electric product technology. As technologies change, we plan to upgrade or adapt BreastCheck and introduce new models in order to continue to provide BreastCheck with the latest technology, which could involve substantial costs and lower our return on investment for existing BreastCheck. There can be no assurance that we will be able to compete effectively with alternative BreastCheck or source and integrate the latest technology into BreastCheck, against the backdrop of our rapidly evolving industry. Even if we are able to keep pace with changes in technology and develop new models, we are subject to the risk that our prior models will become obsolete more quickly than expected, potentially reducing our return on investment.

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Corporate Information

Shareholders should submit any inquiries to the address and telephone number of our principal executive offices, The Cube Building, Monahan Road. Cork, T12 H1XY, Ireland. Our main website is www.davionhealthcare.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is the Law Offices of David E Price PC, 3 Bethesda Metro Center, Suite 700, Bethesda, MD 20814.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read with, and is qualified in its entirety, by reference to the section entitled “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” and our audited Consolidated Financial statements included elsewhere in this prospectus.

The selected consolidated financial data for the years ended December 31, 2024 and 2023 and as of December 31, 2024, 2023 and 2022, which have been derived from our Consolidated Financial statements and the notes thereto included elsewhere in this prospectus. We prepared our Consolidated Financial statements for the years ended 2024, 2023 and 2022 in accordance with International Financial Reporting Standards (“IFRS”). You should read this selected consolidated financial data together with our Consolidated Financial statements and the related notes. Our historical results are not necessarily indicative of results expected for future periods.

The following tables present our selected consolidated financial data for the periods indicated.

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DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

		YEAR ENDED DECEMBER 31,
	Notes	2024	2023

Administrative expenses		€(1,312,194)	€(2,292,734)
Research and development expenses		(8,159)	(3,015,598)
Operating loss	4	(1,320,353)	(5,308,332)
Income tax expense	6	–	–
Loss and total comprehensive loss for the year		€(1,320,353)	€(5,308,332)
Net loss per common share:
Basic and diluted		€(0.06)	€(0.35)
Weighted-average common shares outstanding:
Basic and diluted		22,909,836	15,257,794

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DAVION HEALTHCARE PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		DECEMBER 31,
	Notes	2024	2023	2022

ASSETS
Non-current assets
Intangible assets	7	€65,000,000	€65,000,000	€–
Current assets
VAT receivable	9	8,138	331	–
Advances to related parties		–	–	122,585
Cash and cash equivalents		11	679	–
		8,149	1,010	122,585
Total assets		€65,008,149	€65,001,010	€122,585

EQUITY
Share capital	16	€250,000	€200,000	€122,585
Share premium	17	71,347,078	64877415	–
Deficit		(6,628,685)	(5,308,332)	–

Total equity		€64,968,393	€59,769,083	€122,585

LIABILITIES
Non-current liabilities
Advances from related parties	11	€–	€4,631,670	€–
Current liabilities
Trade and other payables	15	39,756	600,257	–

Total liabilities		39,756	5,231,927	–

Total equity and liabilities		€65,008,149	€65,001,010	€122,585

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DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Notes	Share capital	Share premium	Deficit	Total
Balance at December 31, 2022		€122,585	€–	€–	€122,585
Loss and total comprehensive income for the period		–	–	(5,308,332)	(5,308,332)
Exchange of issued shares for Intangible Assets		–	64,877,415	–	64,877,415
Transactions with Owners in their capacity as owners: Issue of share capital	16	77,415	–	–	77,415

Balance at December 31, 2023		€200,000	€64,877,415	€(5,308,332)	€59,769,083
Loss and total comprehensive income for the year		–	–	(1,320,353)	(1,320,353)
Transactions with Owners in their capacity as owners: Shares issued for repayment of advances and salaries	16	5,982	5,594,018	–	5,600,000
Shares issued for payment of trade and other payables	16	44,018	875,645	–	919,663

Balance at December 31, 2024		€250,000	€71,347,078	€(6,628,685)	€64,968,393

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DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (AS RESTATED)

		YEAR ENDED DECEMBER 31,
	Notes	2024	2023

Cash flows from operating activities:
Net loss	21	€(1,320,353)	€(5,308,332)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Changes in operating assets and liabilities:
Increase in VAT Receivable		(7,807)	(331)
Increase in amount due to related parties		890,915	4,709,085
Increase in trade and other payables		436,577	600,257
Net cash (used in)/provided by operating activities		(668)	679

Net cash from investing activities		–	–

Net cash from financing activities		–	–
Net (decrease)/increase in cash and cash equivalents		(668)	679
Cash and cash equivalents at beginning of year		679	–
Cash and cash equivalents at end of year		€11	€679

Non cash investing and financing activities:
Shares issued for amounts due to related parties		€5,600,000	€–
Shares issued for trade and other payables (as restated)		€919,663	€–
Shares issued for intangible assets (as restated)		€–	€65,000,000

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following Management’s Discussion and Analysis of our Consolidated Financial Condition and Results of Operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our Consolidated Financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview of Our Company

Davion Healthcare Plc is focused exclusively on the development and commercialization of non-invasive home tests for the early detection of health anomalies, including cancers. Our home tests are non-diagnostic, focusing on early detection of potential health anomalies, for which if identified, further clinical tests outside of the scope of our products would be required.

We have focused our unique technologies on an exceptionally affordable home-based test system. Our strength as a Company at this early stage is twofold, that we possess our own intellectual property, patents and technology; and that to date, there are no other known competitors attempting to utilize like-technologies.

We currently have four non-invasive home tests completed, namely, BreastCheck, FootFlow, Testic, and ThermaDerm. Our flagship product, BreastCheck, will be the first product to be launched in the first half of 2026. Our products, including BreastCheck and FootFlow, use thermography to detect small but meaningful changes in skin surface temperature. Liquid crystal film placed on the skin produces color shifts in response to temperature differences, creating a simple thermal map that highlights areas of concern. By combining this proven film-based technology with artificial intelligence analysis of smartphone images, our products deliver standardized, reliable, and easy-to-understand results. This enables early detection at home in a safe, non-invasive, and scalable way.

Shifting From Development to Commercialization

To date, we have not generated any revenue and do not expect to do so until the first half of 2026 at the earliest. Since our inception, our focus has been on the development, research, and registration of a portfolio of innovative medical devices, which we anticipate will form the foundation of our future revenue streams. These activities have required significant investment in product development, regulatory approvals, and intellectual property protection.

Our expenses have primarily been driven by research and development (“R&D”) costs, as well as costs associated with obtaining regulatory approval in key markets, including the United States, Europe, and the United Kingdom. The approval of our products in these regions represents a major milestone, positioning us for future commercial success.

Consequently, our financial performance to date reflects the nature of a pre-revenue Company, with substantial outflows in R&D and administrative costs necessary to bring our products to market. We expect these trends to continue in the near term, with ongoing investments in product development and preparing for market entry. Our ability to generate revenue in the future will depend on the successful commercialization of our products, especially BreastCheck, which we believe will enable us to recoup the substantial costs incurred during the development phase and drive sustainable financial performance going forward.

In September 2025, we finalized our first global manufacturing and distribution agreement with NeuRX Health, Inc. The agreement provides for $120 million in staged license fee payments together with minimum annual royalties of $10 million per year over the initial ten-year term. The $120 million license fee can be paid in a combination of cash or freely tradable shares in NeuRX, at our option. Royalty payments are based on manufacturing and distribution volumes, subject to the minimum annual royalty. The initial term is for 10 years and Davion has an option to renew for an additional 10 year term. We do not expect to generate revenues until BreastCheck is launched in 2026.

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Operating Results

For the year ended December 31, 2023, we did not generate any revenue, as our primary focus remained on research, development, and securing regulatory approval for our innovative medical devices. During the year, the Company incurred an operating loss of €5,308,332. This loss primarily reflects significant investment in the development of the Company’s intellectual property, which consists of a portfolio of non-invasive home medical tests, as well as related administrative expenses.

A substantial portion of the Company’s operating expenses in 2023 was allocated to research and development, totaling €3,015,598. These R&D costs were primarily related to the development of BreastCheck, the Company’s flagship product, which successfully secured regulatory approvals in key markets such as the USA, Europe, and the UK by the end of 2023. Following the completion of regulatory work on home test products in 2023, there was a significant drop in research and development expenditures in 2024, given that the Company had four products ready for market, without requiring further development work.

For the year ending December 31, 2024, the Company incurred an operating loss of €1,320,353, reflecting ongoing pre-revenue activities. However, during this period, the Company secured a significant agreement with NeuRX Health Inc of Rhode Island, USA, for the manufacturing and distribution of BreastCheck. As noted above, the agreement was finalized in September 2025 and will provide a steady revenue stream in the form of payments and annual royalties based on product manufacturing and distribution volumes.

Liquidity and Capital Resources

Since our inception, we have relied exclusively on the personal financial support of our Chief Executive Officer, who has provided all of our funding to date through his private company Malbrite Ltd and through which ongoing financial support for the Company continues. Operating losses in 2023 and 2024 were partially settled through stock issuances in 2024 to our officers and third parties for their services (see Non cash investing activities below and “Related Party Transactions” section for additional information). We have not raised any capital through any external financing or investment activities. In 2025, the officers and directors of have waived accrual of their compensation until such time that the Company is listed and the repayment of the CEO’s 2025 Related party advances are subject to repayment when sufficient cash is available.

Through the date of filing, we have not generated any revenue and continue to operate at a loss, primarily due to ongoing product commercialization readiness and operational costs. Consequently, our liquidity has been limited, and we have been dependent on the CEO’s support to meet our working capital requirements and cover expenses. The Company’s regulatory-approved product portfolio and strategic licensing agreement with NeuRX Health Inc. are expected to provide future revenue and cash inflows. The Company believes as of the date of this registration statement, that with its current capitalization, our Chief Executive Officers’ ongoing financial support, and future contractual inflows, the Company believes that it has sufficient financial resources to meet its obligations for at least the next 12 months. Advances by our CEO are non-interest-bearing, unsecured, and repayable only upon completion of a future capital raise.

To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our shareholders, while the incurrence of debt financing or convertible debt would result in debt service obligations. Such debt instruments also could introduce covenants that might restrict our operations. We may require additional capital to support business growth and objectives, and this capital might not be available on acceptable terms, if at all.

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Cash Flows

We have a €11 of cash as of December 31, 2024 and are dependent on our CEO to fund operating expenses through Related party advances.

Operating Cash Flows

Cash flows (used in)/provided by operations was €(668) in 2024 and €679 in 2024 and 2023, respectively. The decrease in cash flows year over year was due to lower spending, principally partially offset by higher VAT receivables.

Investing & Financing Cash Flows

There were no investing and financing cash flows in 2024 and 2023.

Non cash Investing & Financing Activities

In 2024, the Company issued ordinary shares to officers and third parties in satisfaction of operating costs in total of €6,519,663. In 2023, the Company issued ordinary shares for the acquisition of intellectual property for €65,000,000.

Critical Accounting Policies and Estimates

Intangible Assets – Impairment of Intellectual Property

The Company’s acquired intellectual property, which is accounted for as an indefinite lived asset under the cost method of IAS 36 – Impairment of Assets, requires management to test recoverability periodically based on its estimated fair value. At December 31, 2024 and 2023, management determined there was no impairment condition vs. a carrying value of historical cost of €65 million ($75 million). At December 31, 2024 management’s estimated fair value of the intellectual property (“IP”) portfolio exceeds the carrying value due to 1) the impacts of regulatory approval and technical milestones, 2) updated assumptions around market potential and future a cash flows and 3) a significant distribution agreement entered into during 2024 that supports commercial forecasts.

We value our intellectual property, consisting primarily of patents, patent applications, and proprietary know-how, using estimates that require significant judgment by management. The valuation is sensitive to assumptions regarding future market conditions, product commercialization through third party distribution agreements, and the timing of meeting regulatory requirements.

Key assumptions include:

•	the size of the addressable target population and expected market adoption of our non-invasive home tests;
•	anticipated pricing in the United States and international markets;
•	the duration of patent product design;
•	the probability of achieving the regulatory requirements within projected development timelines; and
•	forecasted revenues, costs of goods sold, and required selling and marketing expenses, in developing distribution agreements with third parties.

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We apply risk-adjusted discount rates to reflect uncertainties inherent in the commercialization of our products. Because these estimates are inherently subjective and based on factors outside of our control, actual results could differ materially. A change in any key assumption—such as slower-than-expected market uptake, reduced pricing, earlier-than-anticipated entry of a competing product, or delays due to regulations — could have a material impact on the carrying value of our IP and our results of operations.

See “Risk Factors — We may not fully recover the estimated fair value of our intellectual property portfolio” for additional discussion of the uncertainties inherent in management’s fair value estimates and the potential for such estimates to differ materially from the amounts reflected in our financial statements.

Going Concern

Management believes the Company is a going concern and has sufficient sources of cash to operate the Company for the next twelve months based on the combination of anticipated future cash flows from the NeuRX license agreement and the on-gong financial support from Jack Kaye, the Company’s CEO.

Recent Accounting Pronouncements

See recent accounting pronouncements applicable to Davion as described in Note 2 “Adoption of new and revised accounting standards and changes in accounting policies”, in the Notes to Consolidated Financial statements contained elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Our activities expose us to a variety of market risks. Our primary market risk exposures relate to currency risk and geopolitical market risk. To manage these risks and our exposure to the unpredictability of financial markets, we seek to minimize potential adverse effects on our financial performance where possible.

Currency Risk

Currency risk manifests itself in transaction exposure, which relates to business transactions denominated in foreign currency required by operations (purchasing and selling) and/or financing (interest and amortization). We currently do not engage in transactional hedging or translational hedging to protect our net investment in our Cyprus operation. Under our NeuRX license agreement we will have future transactional exposure for licensing and royalty receipts paid in U.S. dollars.

Geo Political Market Risk

As more fully described in Note 14 to our Consolidated Financial statements, the Company has no direct exposure to Russia, Ukraine and Belarus or to Israel and the Gaza Strip and as such does not expect significant impact from direct exposure to these countries.

Despite the limited direct exposure, the conflicts are expected to negatively impact the tourism and services industries in Cyprus. Furthermore, the increasing energy prices, fluctuations in foreign exchange rates, unease in stock market trading, rises in interest rates, supply chain disruptions and intensified inflationary pressures may indirectly impact the operations of the Company. The indirect implications will depend on the extent and duration of these crisis and remain uncertain.

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DAVION HEALTHCARE PLC AND SUBSIDIARY

COMPANY

Directors

Jack Kaye
George Barry Jackson	(Resigned 27 April 2024)
David Paul Alexander Over
Jonathan Robin Chadwick	(Appointed 1 February 2024 and resigned 27 April 2024)
Julian Fernand Sluyters	(Appointed 1 February 2024 and resigned 27 April 2024)
Kevin Malcolm Riches	(Appointed 1 February 2024 and resigned 29 April 2024)
Mark Bernard Battles	(Appointed 1 February 2024 and resigned 27 April 2024)
Susan Matteson King	(Appointed 1 February 2024 and resigned 29 April 2024)
Vasim Ul-Haq	(Appointed 1 February 2024 and resigned 27 April 2024)
William Eric Peacock	(Appointed 1 February 2024 and resigned 29 April 2024)

In April 2024, as a result of the postponement of the Cyprus company’s listing plans, it was decided that such a large board of 10 directors was not required at that time, and the board was reduced to 2 executive directors. The directors that resigned all remained shareholders. Subsequent to these resignations in April 2024, in January 2025 when the company had redomiciled in Ireland, Sir Eric Peacock, Kevin Riches, Susan M King and Julian Sluyters rejoined the board in non-executive capacities.

Company Corporate Secretary:	Kurdam Limited

Kurdam Limited provide company secretarial services to Davion Healthcare Plc. Under Irish corporate law, as a public company a secretary – individual or corporate must be appointed to manage filings of Irish corporate documents and organize shareholder meetings and resolutions along with votes cast. They are not a member of the board but act upon instructions form the board.

Company number:	772522

Registered office:	MC2 Accountants Limited
Penrose Wharf Penrose Quay Cork
Ireland T23 XN53

Auditor:	Withum
601 California Street, 18th Floor
San Francisco, CA 94108
United States of America

Bankers:	Bank of Cyprus

Provide banking services to the company through its Cyprus subsidiary Davion Healthcare Ltd, maintaining USD $, Euro € and GBP £ accounts for the company.

Bank of Ireland

Provide banking services to the company in Ireland, maintaining USD $, Euro € and GBP £ accounts for the company.

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BUSINESS

Our Mission

Our mission is to afford early non-invasive detection of possible physical abnormalities including breast growths, testicular growths, blood flow and more.

Overview

Davion Healthcare Plc was originally incorporated in Cyprus as a public limited Company on November 29, 2022 and subsequently re-domiciled its Company headquarters to Ireland in September 2024, maintaining an operation in Cyprus with a wholly owned subsidiary Company based there. The move the Company from Cyprus to Ireland within the European Union community, where it can more easily focus on developing its range of home tests for a range of home test products, to identify potential medical conditions and provide early warning to enable further clinical examination where applicable.

The Company uses third party research and development (Universities and specialized companies) together with outsourced manufacturing and design, to make products, which are then patented (where applicable), manufactured, sold and internationally distributed through licensing agreements.

BUSINESS STRUCTURE

The business currently operates through the Plc and within that are a number of divisions specialising in different aspects of the Company’s product portfolio. Additionally, the Company has a wholly owned subsidiary in Cyprus – Davion Healthcare Ltd.

Our Competitive Strengths

We have focused our unique technologies on an exceptionally affordable home-based test system. Our strength as a Company at this early stage is twofold, that we possess our own IP, patents and technology; and that to date, there are no other known competitors attempting to utilize like-technologies.

BreastCheck

Davion Healthcare Plc specialises in the design, development, manufacture and global distribution of non-invasive home tests to provide early-stage warning of health anomalies, including potential cancers.

Our home test products, including BreastCheck and FootFlow, are based on the principle of thermography, which measures and maps variations in skin surface temperature. Subtle changes in temperature can indicate underlying physiological conditions. For example, areas of increased blood flow or inflammation typically generate more heat, while poor circulation may present as cooler regions.

To capture these variations, we use liquid crystal film, a thin layer of cholesteric liquid crystals engineered to respond to narrow temperature ranges (typically 32–38°C, the normal skin surface range). When the film is placed on the skin, its molecular structure shifts in response to local temperature, producing distinct color changes. These color patterns form a thermal map that highlights relative differences across the skin surface.

The approach is non-invasive, real-time, and reversible. It allows for comparative assessment between symmetrical body areas—such as left versus right breast tissue, or one foot versus the other—to identify meaningful differences that may indicate potential health anomalies.

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Applied to our product pipeline, this technology underpins:

•	BreastCheck – Early detection of abnormal breast tissue patterns where localized heat may signal increased vascular activity.
•	FootFlow – Monitoring of diabetic circulation in the feet and hands, where cooler regions may indicate impaired blood flow and hotter regions may suggest infection or inflammation.
•	Other pipeline products – Including skin health and wound monitoring applications, where localized temperature changes can track inflammation or healing progress.

The integration of artificial intelligence enhances this process. Images of the liquid crystal film taken with a smartphone are transmitted to a secure back-end server, where AI algorithms quantify color patterns, adjust for lighting and environmental variables, and recognize thermal anomalies with greater sensitivity than manual observation. This provides standardized, reproducible results and supports scalable remote monitoring.

By combining liquid crystal film with AI-enabled analysis, our products convert simple temperature mapping into actionable health insights, making early detection more accessible and reliable for home users.

Our first product for roll-out is “BreastCheck”. BreastCheck is a non-invasive test for breast abnormalities. The test can be carried out at home and takes less than 15 minutes. The results are immediate and BreastCheck provides a guide in the first stage identification of potential breast abnormalities. While BreastCheck is not a replacement for a mammogram, it is positioned as an early stage first line investigative device for identifying potential anomalies which may require further clinical investigation. The patented technology behind BreastCheck is FDA registered in the USA under group registration number 3027486037, as a Class I medical device. It is non diagnostic and non-invasive, and as such, is eligible as a product that may be sold over the counter in pharmacies or on-line without medical prescription. It is also registered with the relevant regulatory authorities in the EU and the UK. The Company has filed and have had accepted and registered, a patent under the following patent reference GB2208671.4 (dated 06/14/2022). The patent gives coverage in the USA as part of a group of countries covered under international patent law.

BreastCheck is a non-invasive, low-cost way to routinely monitor for breast abnormalities and is intended to be used as an adjunct to established procedures for the detection of breast disease, such as clinical breast examination and mammography. Abnormalities within the breast frequently produce additional breast heat. BreastCheck averages temperature at three areas on each breast. By comparing the temperature of corresponding areas of one breast to the other, and entering the results on our Mobile App, results can be interpreted immediately. A non-invasive adjunct to mammograms in aiding early-stage warnings of breast abnormalities, through the use of measuring temperature differentials.

Management believes the opportunity for this product is global. Breast cancer is the most common cancer among women worldwide, accounting for about 25% of all cancers in women. The incidence of breast cancer varies widely by region, with the highest rates typically seen in North America, Europe, and Australia. Breast cancer is less common in Asia and Africa, but the incidence is increasing in these regions due to increasing rates of westernization and urbanization.

There are several factors that can influence the incidence of breast cancer, including genetics, hormonal factors, lifestyle factors (such as diet, physical activity, and alcohol consumption), and reproductive history.

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It is important to note that the incidence of Breast Cancer has been increasing over the past few decades in many countries, likely due to a combination of factors such as increased awareness and detection of the disease, as well as changes in risk factors such as later age at childbirth and increased use of hormone replacement therapy.

In the USA alone in 2022 the estimated population of women between the age of 20–70 was 333 Million.

Source: www.statista.com_Society_Demographics

In 2019, Europe recorded that there are over 200 million women in this age bracket.

Data sources: UNDESA, Eurostat, World Bank – World Development Indicators data.

According to the Centers for Disease Control and Prevention (CDC), about 240,000 cases of breast cancer are diagnosed in women in the United States each year.

The Breast Cancer Research Foundation estimates that in 2023, an estimated 297,790 new cases of invasive breast cancer will be diagnosed in women in the U.S.

The World Health Organization (WHO) reports that in 2020, there were 2.3 million women diagnosed with breast cancer globally.

Breast cancer is currently the most common cancer globally, accounting for 12.5% of all new annual cancer cases worldwide. Here are the American Cancer Society estimates for breast cancer just in the United States for 2022 - This information is provided by Breastcancer.org:

•	About 13% (about 1 in 8) of U.S. women are going to develop invasive breast cancer in the course of their life.

•	In 2022, an estimated 287,850 new cases of invasive breast cancer are expected to be diagnosed in women in the U.S., along with 51,400 new cases of non-invasive (in situ) breast cancer.

•	About 2,710 new cases of invasive breast cancer were expected to be diagnosed in men in 2022. A man’s lifetime risk of breast cancer is about 1 in 833.

•	As of January 2023, there are more than 3.8 million women with a history of breast cancer in the U.S. This includes women currently being treated and women who have finished treatment.

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•	Breast cancer is the most commonly diagnosed cancer among American women. In 2023, it’s estimated that about 30% of newly diagnosed cancers in women are going to be breast cancers.

•	Breast cancer incidence rates in the United States began decreasing in the year 2000, after increasing for the previous two decades. They dropped by 7% from 2002 to 2003 alone. One theory is that this decrease was partially due to the reduced use of hormone replacement therapy (HRT) by women after the results of a large study called the Women’s Health Initiative were published in 2002. These results suggested a connection between HRT and increased breast cancer risk. In recent years, incidence rates have increased slightly by 0.5% per year.

•	A woman’s risk of breast cancer nearly doubles if she has a first-degree relative (mother, sister, daughter) who has been diagnosed with breast cancer. Approximately 15% of women who get breast cancer have a family member diagnosed with it.

•	About 5% to 10% of breast cancers can be linked to known gene mutations inherited from one’s mother or father. Mutations in the BRCA1 and BRCA2 genes are the most common. On average, women with a BRCA1 mutation have up to a 72% lifetime risk of developing breast cancer. Women with a BRCA2 mutation have up to a 69% risk. Breast cancer that is positive for the BRCA1 or BRCA2 mutations tends to develop more often in younger women. An increased ovarian cancer risk is also associated with these genetic mutations. In men, BRCA2 mutations are associated with a lifetime breast cancer risk of about 6.8%; BRCA1 mutations are a less frequent cause of breast cancer in men.

•	About 85% of breast cancers occur in women who have no family history of breast cancer. These occur due to genetic mutations that happen as a result of the aging process and life in general, rather than inherited mutations.

•	The most significant risk factors for breast cancer are being a woman and getting older.

•	About 43,250 women in the U.S. are expected to die in 2022 from breast cancer. Breast cancer death rates have been decreasing steadily since 1989, for an overall decline of 43% through 2020. These decreases are thought to be the result of treatment advances and earlier detection through screening. However, the decline has slowed slightly in recent years.

•	Breast cancer is one of the leading causes of cancer-related death in women in the United States, second only to lung cancer.

Breast cancer is the most diagnosed cancer globally. It accounts for 1 in 4 cancer cases among women and is the leading cause of death from cancer in women. The estimated 2.2 million new cases indicate that one in every 10 cancers diagnosed in 2020 is breast cancer. In 2020, there were an estimated 684,996 deaths from breast cancer, with a disproportionate number of these deaths occurring in low-resource settings.

Survival rates for breast cancer are very high when the cancer is detected early and where treatment is available. Unfortunately, 50 to 80% of breast cancer cases are diagnosed at an advanced stage 2 in many low- and middle-income countries, when the cancer is more difficult to treat, is more expensive to do so, and is usually incurable.

Given these above statistics, and the fact that the near exclusive method of detecting and verifying breast formations today is a mammogram, it can only be assumed that there is a large and open market of women who would wish to monitor their health for potential breast anomalies in the privacy of their own home.

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FOOTFLOW

This is the second non-invasive home test product in our portfolio, utilizing the same proprietary technology platform as BreastCheck. FootFlow is specifically designed to diagnose Peripheral Arterial Disease (PAD) and Diabetes. Diabetes is estimated to affect approximately 530 million adults worldwide, with a global prevalence of 10.5 percent among adults aged 20 to 79 years [1,2]. Type 2 diabetes represents approximately 98 percent of global diabetes diagnoses, although this proportion varies widely among countries [3]. In an analysis of data from the National Health Interview Survey (2016 and 2017), the prevalence of diagnosed type 2 diabetes among adults in the United States was 8.5 percent [4]. Other national databases, such as the Center for Disease Control and Prevention Diabetes Surveillance System, reported in 2022 a prevalence of diagnosed diabetes of approximately 11.3 percent of adults (37.3 million people; 28.7 million with diagnosed diabetes, an estimated 8.5 million undiagnosed, and 95 percent of whom have type 2 diabetes) (Source: NIH, WHO, CDC)

Footflow is a non-invasive test for comparing skin temperature at your toes. The test can be carried out at home and takes 10 minutes. The results are almost immediate, and by comparing the resulting temperatures of the toes on the left foot to those on the right foot, results can be an early-stage guide for clinicians with respect to Peripheral Arterial Disease (PAD) and Diabetes. Like BreastCheck, FootFlow is registered with the FDA under registration number 3027486037 (Patent number USA63801907 dated 05/08/2025) which is the same group number that BreastCheck is registered under.

Poor blood circulation in the feet, being a common symptom of both medical conditions.

FootFlow is a reliable and accurate way to routinely monitor foot temperatures which can be used as an adjunct to established procedures for the detection and/or treatment of both PAD and Diabetes, amongst other medical conditions.

By comparing the temperature of the toes on each foot, and then entering the results either on our Mobile Application or our Website, the results can be interpreted almost immediately.

Individuals with diabetes for example may experience lower skin temperature in their toes, due to various factors associated with the condition. Diabetes can affect the blood vessels and nerves that supply the extremities, leading to a reduction in blood flow and damage to the nerves (peripheral neuropathy). This can result in a decrease in sensation and poor circulation in the feet, leading to cooler skin temperature.

PRODUCT DEVELOPMENT

We are continually looking to improve and further develop our existing products. In the future development pipeline, there is a range of other non-invasive home tests covering a wide variety of medical conditions which the Company expects to roll out over the next few years. However, currently no third party research and development work is taking place as the four home tests are market ready and the Company is focusing on commercialization for the time being.

As part of our product development regime, all products are both patented and trademarked where applicable. The Company also registers its products with the various regulatory or authorities such as in the USA (FDA), Europe (CE), and the United Kingdom (UKCA) to enable over the counter sales to be approved.

Intellectual Property

Our success depends on our ability to develop and protect proprietary technology in the field of home testing.

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We have significant capabilities in product engineering, development, and design, which have enabled us to create proprietary systems and technologies in the field of non-invasive home medical testing. Our strategy is to focus on areas where there is a clear unmet medical need and where few, if any, direct competitors currently offer effective solutions, particularly in the early-stage identification of potential health anomalies. By targeting these underserved markets, we aim to establish strong first-mover advantages and create intellectual property that can serve as a foundation for long-term value.

Our ability to protect these innovations is critical to our success. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, employee and third-party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses, and other contractual protections. We intend to continue developing unique home test technologies and to file additional patent applications covering our devices, systems, and methods.

In addition to BreastCheck, we are pursuing a pipeline of other non-invasive home tests that leverage our core competencies in anomaly detection. These development programs are intended to expand our portfolio into broader areas of health screening and monitoring, creating multiple potential revenue streams. However, if we are unable to secure and maintain strong intellectual property rights around these innovations, or if competitors are able to replicate our technologies without infringing our rights, our ability to achieve and sustain a competitive advantage could be materially and adversely affected.

Employees

As of June 1, 2025, we had no full-time or part time employees.

Insurance

We maintain Director & Officer liability insurance. We believe that our insurance coverage is adequate to cover our business at this stage.

Legal Proceedings

We are currently not a party to any legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings against us in any material respects. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Director	Age	Title	Date appointed Ireland entity*
Sir Eric Peacock	80	Non-Executive Chairman	6th January 2025

Jack Kaye	73	Chief Executive Officer	25th September 2024

David Over	62	Chief Commercial Officer	25th September 2024

Kevin Riches	62	Non-Executive Director	6th January 2025

Susan M King	62	Non-Executive Director	6th January 2025

Julian F Sluyters	65	Non-Executive Director	6th January 2025

*Directors were previously at various times, directors of Davion Healthcare Plc registered in Cyprus, prior to the company being re-domiciled in Ireland. The above table refers to appointments to the board of the Irish registered company Davion Healthcare Plc which was first registered on the 25th September 2024.

Jack Kaye – Chief Executive Officer

With over 45 years business experience across the telecom, technology and healthcare sectors, Mr. Kaye established one of the first mobile phone network resellers in the early eighties which was sold on to Hutchison Whampoa and formed part of what became the Orange mobile phone network in the UK. Mr. Kaye is also on the boards of a number of private SME companies.

He is a Serial Entrepreneur and has a history of developing a number of successful businesses, many from a start-up position, and has held Executive positions including that of CEO, on the boards of a number of Private and Publicly Quoted Companies in both Europe and North America.

Jack is engaged as CEO of the Company under a service contract dated January 1, 2024.

Under the terms of this contract, he will after Admission be entitled to directors’ fees of €1,800,000 per annum. His contract can be terminated on 12 months’ notice from either party.

Sir Eric Peacock – Chairman (Non-Executive)

Sir Eric Peacock is the Chairman of IPro Sport Holdings Ltd (hydration drinks), Buckley Jewelry Ltd, Stevenage Packaging Ltd, Kingfisher Beer Europe Ltd and is the Senior Non-Executive Director of Bango Plc.

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He was formerly a Non-Executive Director at the government business United Kingdom Export Finance and has previously sat on a number of other government boards namely United Kingdom Trade and Investment, Foreign and Commonwealth Office and the Department for Innovation and Skills.

He has a wide ranging experience of start up’s, turnarounds, financing, acquiring, disposal and floatation with a significant international background having run businesses in Australia, New Zealand, South Africa, France and Ireland. Sir Eric was knighted in 2003 for his services to International Trade.

He is also Chairman of the charity The Big Cat Sanctuary and the charities Uniqueness and The AB Trust both of which focus on disadvantaged children and young adults.

David Over – Chief Commercial Officer

David has over 30 years of extensive international leadership serving at the C-Level for a variety of British and American companies. He has helped them transform and align their strategies, marketing, products, people and systems to accelerate breakthrough growth. He has held leadership positions as CEO, COO and CMO.

With a solid track record of success leading financial growth, digital transformations, operational change, building start-ups within global businesses, and rapidly developing businesses. David has been actively involved in development and funding of a number of public and private companies in the UK and USA.

Providing executive leadership across major business areas: Operations, Strategy, M&A, Marketing, Sales, Partnerships & Alliances across a variety of B2B and B2C sectors, including digital marketing, magazine publishing, fintech and environmental energy.

Kevin Riches – Non-Executive Director

Kevin has a background in starting, building and selling companies, in sectors ranging from technology re-manufacture and sales and mobile communication. He has a specialty in supporting and growing established businesses.

He has worked within management teams to help define and develop strategy and to bring new clients as a part of the growth and diversification strategy. Current businesses outside of Davion include The Big Issue Group, The Big Exchange and Adalta International.

Susan M King – Non-Executive Director

Ms. King is a Board Director, private investor, senior executive and advocate. She is a financial services executive with extensive experience in global asset management and investment banking.

Ms. King serves on several corporate and non-profit boards. She is an active investor in early-stage companies directly through her membership in Golden Seeds.

Ms. King earned a B.A. in Economics cum laude from Claremont McKenna College. She is based in New York.

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Julian F. Sluyters – Non-Executive Director

Julian F. Sluyters has been in the financial services industry his entire career. He spent the first 10 years of his career in public accounting, where his primary industry focus was banks and asset management firms, and the mutual funds which they sponsored. For the past 30 years, Mr. Sluyters has served in various capacities working for several asset management firms. His roles have been varied. These include the CEO of a global mutual fund firm, CEO of a major European fund services company, and several asset management COO roles based in the United States. In connection with these roles, he has also served as the Chief Financial Officer of a large mutual fund complex, and the CEO and President for several fund complexes, both in the United States and Europe. He has a BS degree in accounting and finance from Lehigh University, Pennsylvania, USA. Mr. Sluyters is a certified public accountant (inactive) in the State of New York, USA.

Julian brings an unparalleled amount of Board experience, serving as the CEO for over 20 different mutual funds boards (in the US and Europe), as well as serving as an interested Trustee for over five different US and EU boards. Mr. Sluyters has been dealing with corporate boards for practically his entire professional career, which started in 1982. He also qualifies as an audit committee financial expert. Mr. Sluyters has a wealth of private equity and alternative asset class experience and currently serves on the advisory Board of EQX Biome, a New York-based biodiversity impact company focused on the mission of mobilizing financial markets towards protecting the world’s remaining biodiversity.  He is based in the United States.

Julian Sluyters will also be acting as our “Financial Controller” for the time being, supported by the Audit Committee and by our external reporting accountants and of course our auditors.

Save as disclosed, no Director has in the 5 years prior to the date of this Admission Document:

1.	had any convictions in relation to fraudulent offences;

2.	been a director or a member of the administrative, management or supervisory body of any company which has been placed in receivership or liquidation whilst he was acting in that capacity for that company;

3.	been a partner in or a member of the administrative, management or supervisory body of any partnership placed into liquidation where such director was a partner or a member of the administrative, management or supervisory body at the time of or within the 12 months preceding such event;

4.	been the subject of any official public incrimination and/or sanctions by statutory or regulatory authorities (including designated professional bodies) or been disqualified by a court from acting as a member of the administrative, management or supervisory body of any entity or from acting in the management or conduct of the affairs of any entity.

Board of Directors

Our board of directors consists of six directors, the majority of which will be independent, upon the SEC’s declaration of the effectiveness of our registration statement on Form F-1. The board consists of two executive directors, Jack Kaye as CEO and David Over as Chief Commercial Officer, with four independent non-executive directors, Sir Eric Peacock, Kevin Riches, Susan M King and Julian Sluyters. A director is not required to hold any shares in our Company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided (a) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the Company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the Company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

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Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s functions are described below.

The audit committee (comprising of Sir Eric Peacock, Susan M King and Julian F Sluyters) will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual Reviewed financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

The compensation committee (comprising of Julian Sluyters, Kevin Riches and Sir Eric Peacock) will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

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The nominating and corporate governance committee comprising of Sir Eric Peacock, Susan M King and Kevin Riches) will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•	advising the board periodically with regard to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Ireland law, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our Company and mortgaging the property of our Company; and

•	approving the transfer of Ordinary Shares in our Company, including the registration of such shares in our share register.

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Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found by our Company to be or becomes of unsound mind.

Agreements and Indemnification Agreements

We have entered into executive agreements with each of our two executive officer, Jack Kaye and David Over. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Compensation of Directors and Executive Officers

Currently in 2025 the Chief Executive Officer and the Chief Commercial Officer receive under service contracts a combined annual income in total of €3,000,000. Both executive directors have agreed to freeze their service contracts without any accrual being credited, until listing, at which time the contracts will commence. Copies of the service contracts for both officers are filed as Exhibit (number 10.4 and 10.5) to this registration statement.

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The Company has four non-executive Directors whose remuneration will commence on listing of the Company’s Ordinary Shares and will receive a combined annual income of €600,000.

No monies have been set aside or accrued to provide pension, retirement or other similar benefits to any of our executive officers and non-executive directors. The Company has no full time or part time employees.

Equity Incentive Plan

2025 Executive Director Equity Incentive Plan

In January 2025 an Equity Incentive Plan was adopted for our Chief Executive and our Chief Commercial Officer enabling each to have share options in the amount of 1.5 million Ordinary Shares (3 million combined) at a 30% discount to market price at the time of each grant dates. Such option dates being 1st September 2027, 2028 and 2029, with each date vesting 33.3% of the total options allocated to each executive, with eligibility to take up each grant date option in a period of up to 5 years from the grant dates. The trigger for the equity incentive plan requires an annual growth of EPS (Trailing) of at least 5% over the 3-year period. Copies of the incentive plans for both officers are filed as Exhibit (number 10.7 and 10.8) to this registration statement.

No Equity incentive plan has yet been drawn up for the Non-Executive Directors.

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PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Ordinary Shares as of the date of this prospectus by:

Shareholders with 5% or more of the issued share capital.

Entity	Shares	Total	Percentage
Rallinson Ltd.	Direct	3,860,530	15.44%
Rallinson Corp.	Direct	1,245,000	4.98%

The Beneficial Owner of both Rallinson Ltd. and Rallinson Corp. is Mr. Jack Kaye, and the above two shareholdings are shown above as they add to Jack Kaye’s collective shareholding.

Our CEO Jack Kaye is also a shareholder in his own right in Davion Healthcare Plc with 5,163,418 shares held (20.65%). Collectively, Jack Kaye’s combined shareholding in the company amounts to 10,268,948 Ordinary shares held, which is 41.07% of the issued share capital.

We are not aware of any arrangement that may, result in a change of control of our Company.

AFFILIATE SHAREHOLDERS

Director	Number of Ordinary shares held	Percentage of Share Capital
Sir Eric Peacock	10,000	0.04%

Jack Kaye	10,268,948	41.07%

David Over	1,217,000	4.86%

Kevin Riches	5,000	0.02%

Susan King	5,000	0.02%

Julian F Sluyters	5,000	0.02%

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RELATED PARTY TRANSACTIONS

Malbrite Ltd, a private company owned by Jack Kaye, our CEO, has provided ongoing financial support for the Company since its inception and continues to provide such financial support. We have not raised any money to date and continue to rely on the support of our CEO until such times as revenue from payments relating to product licensing agreements and ongoing sales royalties commence in the first half of 2026 or until the company conducts an equity raise, whichever is the sooner. Advances are non-interest-bearing, unsecured, and repayable only upon completion of a future capital raise. Advances paid directly to third parties were €0.1 million and €4.6 million in 2024 and 2023, respectively. Because Mr. Kaye is both the CEO of Davion Healthcare Plc and the sole owner of Malbrite Ltd, these arrangements constitute related-party transactions and may give rise to potential conflicts of interest. These transactions have been reviewed and approved by the Company’s board of directors.

In 2023, the Company issued 12,258,458 shares at par (€0.01) in connection with intellectual property acquisition of €65 million. A copy of the sale and purchase agreement relating to the acquisition is filed as Exhibit 10.6 to this registration statement. There are no future payment obligations related to the intellectual property rights. The non cash transaction was completed at a share price of €5.30 per share (par value being €0.01), with shares being distributed to all shareholders of Davion Healthcare Ltd (“UK company”) on a pari pasu basis to their percentage shareholding in the UK company at the time of transfer. General meetings of the shareholders of both the seller and buyer took place, and resolutions were passed by both parties, fully approving the terms of the sale and purchase agreement. This transaction was considered a related party transaction as Jack Kaye, CEO, was a director and shareholder of both the seller and buyer, but declared his interest prior to the transaction and excluded himself from voting either as a director or shareholder in respect of both buyer and seller.

On the June 30, 2024, advances to the Company by Jack Kaye (through Malbrite Ltd) amounting to €4.6 million and €1.0 million in fees due David Paul Alexander Over, a director of Davion Healthcare Plc were converted into 598,246 shares at a conversion rate equivalent to one ordinary share for every $10 (Euro conversion equivalent to) owed.

For the years ended December 31, 2024 and 2023, the Company incurred €NIL and €1,100,000 respectively, with regards to management fees by Malbrite Limited and Kurdam Inc., companies controlled by Jack Kaye, a director of Davion Healthcare Plc.

For the year ended December 31, 2024 and 2023, the Company incurred €400,000 and €600,000, respectively, with regards to director fees by David Paul Alexander Over, a director of Davion Healthcare Plc. The balance payable to David Paul Alexander Over was paid in full with share issuances. For the year ended December 31, 2023, the Company paid approximately €287,000 for marketing services to Tulk House International Limited, a company controlled by David Paul Alexander Over, a director for Davion Healthcare Plc.

For the year ended December 31, 2024 and 2023, the Company incurred €NIL and €77,415, respectively, with regards to management fees by Rallinson Limited, a company controlled by Jack Kaye, a director of Davion Healthcare Plc.

For the year ended December 31, 2024 and 2023, the Company incurred €NIL and €1,707,178, respectively, with regards to research and development costs by Rallinson Limited, a company controlled by Jack Kaye, a director of Davion Healthcare Plc.

For the year ended December 31, 2024 and 2023, the Company incurred €NIL and €556,279 respectively, with regards to research and development costs by Malbrite Limited, a company controlled by Jack Kaye, a director of Davion Healthcare Plc.

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DESCRIPTION OF SHARE CAPITAL

We are an exempted Company incorporated under the laws of Ireland and our affairs are governed by our amended & restated memorandum and articles of association, the Companies Law 2014 of Ireland, which we refer to as the Companies Law below and the common law of Ireland.

As of the date of this prospectus, our authorized share capital is €1,000,000 Euros, representing 100,000,000 ordinary shares with a par value of €0.01 each. As of the date of this filing, 25,000,000 ordinary shares are issued and outstanding. All of our issued and outstanding ordinary shares are fully paid.

The Company’s ordinary shares are identified under the CUSIP number G27599 102. Our transfer agent and registrar in the United States is VStock Transfer, LLC. All shares listed on Nasdaq are held in book-entry form through DTC.

All of the Company’s ordinary shares to be listed on Nasdaq will be held in book-entry form through the facilities of DTC, with Cede & Co. as the nominee of DTC.

Our Memorandum and Articles

The following are summaries of certain material provisions of the memorandum and articles of association, and of the Companies Law, insofar as they relate to the material terms of our Ordinary Shares.

Objects of Our Company. Under our memorandum and articles of association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of Ireland.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearers. Our shareholders who are non-residents of Ireland may freely hold and vote their Ordinary Shares. Our articles exclude any pre-emption rights relating to transfer of shares or new issues of shares. The Company has only one class of shares, namely Ordinary Shares.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under the laws of Ireland, our Company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. An ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our Company,

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association. Holders of the Ordinary Shares may, among other things, divide or combine their Ordinary Shares by ordinary resolution.

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General Meetings of Shareholders. Our memorandum and articles of association provide that we hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of at least twenty-one calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least two shareholders present or by proxy.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the outstanding Ordinary Shares of our Company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Liquidation. On the winding up of our Company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the Ordinary Shares held by them at the commencement of the winding up, subject to a deduction from those Ordinary Shares in respect of which there are monies due, of all monies payable to our Company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the Ordinary Shares held by them.

Issuance of Additional Ordinary Shares. Our memorandum of association allows our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine to the extent of available authorized but unissued shares.

This also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Ireland law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual Reviewed financial statements. See “Where You Can Find Additional Information.”

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Anti-Takeover Provisions. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Ireland law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Differences in Corporate Law

The Irish Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Irish companies and between Irish companies and non-Irish companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving Company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated Company and the vesting of the undertaking, property and liabilities of such companies to the consolidated Company. In order to effect such a merger or consolidation, the directors of each constituent Company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent Company, and (b) such other authorization, if any, as may be specified in such constituent Company’s articles of association. The plan must be filed with the Registrar of Companies of Ireland together with a declaration as to the solvency of the consolidated or surviving Company, a list of the assets and liabilities of each constituent Company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent Company and that notification of the merger or consolidation will be published in Ireland Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

Indemnification of Directors and Executive Officers and Limitation of Liability. The Companies law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. Our memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in Ireland or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to our registration & listing of our ordinary shares on the Nasdaq, there has been no public market for our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market following our listing on the Nasdaq, or the perception that such sales could occur, could adversely affect the public price of our ordinary shares and may make it more difficult for you to sell your ordinary shares at a time and price that you deem appropriate. We will have no input if and when any Registered Shareholder may, or may not, elect to sell their ordinary shares or the prices at which any such sales may occur.

Because we are not offering any new securities in connection with this registration statement, and all of the Ordinary Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), the Ordinary Shares issued will generally be freely tradable in the United States, except for those held by our “affiliates” as defined in Rule 144 under the Securities Act.

These restricted securities are eligible for public sale only if they are registered under the Securities Act, including the ordinary shares registered hereunder, or if they qualify for an exemption from registration, including under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities also may be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S. Substantially all of our ordinary shares may be sold after our initial listing on the Nasdaq, either by the Registered Shareholders pursuant to this prospectus or by our other existing shareholders in accordance with Rule 144 of the Securities Act.

As further described below, until we have been a reporting company for at least 90 days, only non-affiliates who have beneficially owned their ordinary shares for a period of at least one year will be able to sell their ordinary shares under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to and in compliance with public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the ordinary shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the ordinary shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling ordinary shares on behalf of our affiliates are entitled to sell shares 90 days after we become a reporting company. Within any three-month period, such shareholders may sell a number of ordinary shares that does not exceed the greater of:

•	1% of the number of ordinary shares then outstanding, which will equal approximately shares immediately after our registration; or

•	the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling ordinary shares on behalf of our affiliates also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Restrictions

Certain of our directors and executive officers have agreed to a lock-up period during which they will not sell or transfer their Ordinary Shares without the prior written consent of the Company. These lock-up agreements expire 90 days following the date on which our Ordinary Shares are listed on Nasdaq.

Following the expiration of any lock-up periods and subject to the restrictions described above and applicable securities laws, all of our Ordinary Shares registered herein may be converted into Ordinary Shares and sold publicly.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this registration is eligible to resell those Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

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REGISTERED SHAREHOLDERS

The following table sets forth, as of September 1, 2025, the 25,000,000 ordinary shares held by the Registered Shareholders. The Registered Shareholders include (i) affiliates of the Company with “restricted securities” (as defined in Rule 144 under the Securities Act) who, because of their status as affiliates pursuant to Rule 144 or because they acquired their ordinary shares from an affiliate or the Company within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until the Company has been subject to the reporting requirements of Section 13 or Section 15(d) the Exchange Act for a period of at least 90 days, and (ii) all other shareholders. The Registered Shareholders may, or may not, elect to sell their ordinary shares covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the Nasdaq at prevailing market prices. As such, the Company will have no input if and when any Registered Shareholder may, or may not, elect to sell their ordinary shares or the prices at which any such sales may occur. See “Plan of Distribution” for additional information.

Information concerning the Registered Shareholders may change from time to time and any changed information will be set forth in supplements to this registration statements, if and when necessary. Because the Registered Shareholders may sell all, some, or none of the ordinary shares covered by this prospectus, we cannot determine the number of such ordinary shares that will be sold by the Registered Shareholders, or the amount or percentage of ordinary shares that will be held by the Registered Shareholders upon consummation of any particular sale. In addition, the Registered Shareholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, our ordinary shares in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

The Registered Shareholders are not entitled to any registration rights with respect to the ordinary shares. However, this registration statement will remain effective unless and until it is withdrawn or modified by post-effective amendment. We are not party to any arrangement with any Registered Shareholder or any broker-dealer with respect to sales of the ordinary shares by the Registered Shareholders. However, we have engaged financial advisors with respect to certain other matters relating to our listing. See “Plan of Distribution.”

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the ordinary shares issuable pursuant to options, warrants, and RSUs that are exercisable or settled within 60 days of September 1, 2025. Ordinary shares issuable pursuant to options, warrants, and RSUs are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities but are not deemed outstanding for computing the percentage of the class beneficially owned by any other person. The percentage of beneficial ownership for the following table is based on total ordinary shares outstanding as of September 1, 2025. As seen below, of 604 total shareholders, 596 hold less than 5%, and 586 hold less than 1%.

Registered Shareholders	Ordinary	Number of	% of	% of
Name	Shares	Shareholders	Ownership	Voting Power

Jack Kaye*	5,163,418	1	20.7%	41.1%
Rallinson Ltd*	3,860,530	1	15.4%	**
Rallinson Corp*	1,245,000	1	5.0%	**
David Over*	1,217,000	1	4.9%	4.9%
Sir Eric Peacock*	10,000	1	0.0%	0.0%
Kevin Riches*	5,000	1	0.0%	0.0%
Susan M. King*	5,000	1	0.0%	0.0%
Julian F. Sluyters*	5,000	1	0.0%	0.0%
Non Affiliate Shareholders 1% < 5%	9,832,815	10	39.3%	39.3%
Non Affiliate Shareholders < 1%	3,656,237	586	14.6%	14.6%

Total	25,000,000	604	100.0%	100.0%

*	Board of Directors and Rallinson Ltd and Rallinson Corp are affiliates, see “Principal Shareholders” section
**	Shares are controlled by Jack Kaye, CEO and included in his 41.1% ownership

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TAXATION

The following summary of the material Ireland and U.S. federal income tax consequences of an investment in the Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than Ireland and the United States.

Ireland Taxation

Ireland currently levies 12.5% on profits of corporations. based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of Ireland, except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of Ireland. Ireland is a party to double tax treaties with both the USA and the United Kingdom. There are no exchange control regulations or currency restrictions in Ireland.

Payments of dividends and capital in respect of our Ordinary Shares and Ordinary Shares may be subject to taxation in Ireland, however non-Irish resident holders can usually claim an exemption or a refund of any Irish Dividend withholding tax (DWTT).s derived from the disposal of our Ordinary Shares or Ordinary Shares.

No stamp duty is payable in respect of the issue of the shares or Ordinary Shares, but an instrument of transfer in respect of a share may incur 1% stamp duty dependent on whether the transaction relates to an Irish or non-Irish resident holder, or whether it is exempt through exemptions where trading takes place on a regulated approved market such as Nasdaq.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the Ordinary Shares by a U.S. Holder (as defined below) that acquires the Ordinary Shares in this registration and holds the Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, alternative minimum tax, and other non-income tax considerations or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of the Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

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•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	holders who acquire their Ordinary Shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•	investors subject to special tax accounting rules as a result of any item of gross income with respect to Ordinary Shares being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons that actually or constructively own 10% or more of our stock (by vote or value); or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Ordinary Shares through such entities.

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of the Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Ordinary Shares or our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding Ordinary Shares or our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in the Ordinary Shares or our Ordinary Shares.

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Dividends

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions paid on the Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Ordinary Shares.. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on the Ordinary Shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) the shares are readily tradeable on an established securities market in the United States, (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect the Ordinary Shares, which we have applied to list on the Nasdaq, will be readily tradeable on an established securities market in the United States. There can be no assurance, however, that the shares will be considered readily tradeable on an established securities market in later years.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long-term if the Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of the Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds the Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

49

•	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds Ordinary Shares and any of our SUBSIDIARY, our variable interest entities or any of the SUBSIDIARY of our variable interest entities is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our SUBSIDIARY, our variable interest entities or any of the SUBSIDIARY of our variable interest entities.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, the Ordinary Shares, but not our Ordinary Shares, will be treated as marketable stock upon their listing on the Nasdaq. We anticipate that the Ordinary Shares should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns Ordinary Shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of your Ordinary Shares if we are or become a PFIC.

Our directors, officers and holders of more than 5% of the Company’s outstanding Ordinary Shares as of the effective date of the registration statement have agreed, subject to certain exceptions, to a ninety day “lock-up” period from the effective date of the registration statement of which this prospectus forms a part with respect to the Ordinary Shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that are currently outstanding or which may be issued

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PLAN OF DISTRIBUTION

This prospectus relates to the registration of the resale of all 25,000,000 of our issued and outstanding ordinary shares by the shareholders identified in this prospectus (the “Registered Shareholders”) in connection with the direct listing on the Nasdaq Global Market. All of these ordinary shares are already recorded in our register of members maintained by our registrar. The Registered Shareholders may, but are not required to, elect to sell some or all of their ordinary shares from time to time after this registration statement is declared effective by the Securities and Exchange Commission. Any such sales, if made, will be conducted through brokerage transactions at prevailing market prices. This registration statement does not register any primary offering by us and we will not receive any proceeds from the sale of ordinary shares by the Registered Shareholders.

Although the ordinary shares covered by this prospectus are already legally issued and fully paid in accordance with the laws of Ireland, they will become eligible for electronic settlement and trading in the United States only after this registration statement has been declared effective by the Securities and Exchange Commission and the shares have been made eligible for deposit with The Depository Trust Company (“DTC”).

All of our shareholders, including our directors, executive officers and other affiliates, as well as non-affiliates, may sell their ordinary shares from time to time after the effectiveness of this registration statement, subject to applicable securities laws, including the requirements of Rule 144 under the Securities Act with respect to shares held by our affiliates. Sales of our ordinary shares may be made through the Nasdaq Global Market or any other available trading market, in privately negotiated transactions, or otherwise, at prevailing market prices or at negotiated prices.

In a direct listing, there are no underwriters, and the opening trading price of our ordinary shares on the Nasdaq Global Market will be determined by buy and sell orders collected and matched by the designated market maker in consultation with Nasdaq, consistent with applicable rules of the exchange. Existing shareholders who wish to sell their ordinary shares may do so by instructing their brokers to enter sell orders on the opening day of trading. The availability of shares offered for sale by our existing shareholders will determine the supply of our ordinary shares in the opening auction, which together with investor demand will establish the initial trading price.

Once our ordinary shares are listed on the Nasdaq Global Market, sales may occur at prevailing market prices, at fixed prices, at prices related to the market price, at negotiated prices, or by any other lawful method. Sales may be effected through ordinary brokerage transactions, block trades, transactions in which brokers may act as principal and resell such shares, or otherwise. Brokers and dealers engaged by shareholders may receive commissions or discounts from such shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser).

The DMM acting pursuant to its obligations under the rules of the Nasdaq, is responsible for facilitating an orderly market for our ordinary shares. Based on information provided by the Nasdaq, the opening public price of our ordinary shares on the Nasdaq will be determined by buy and sell orders collected by the Nasdaq from various broker-dealers and will be set based on the DMM’s determination of where buy orders can be matched with sell orders at a single price. On the Nasdaq, buy orders priced equal to or higher than the opening public price and sell orders priced lower than or equal to the opening public price will participate in that opening trade. In accordance with Nasdaq rules because there has not been a recent sustained history of trading in our ordinary shares in a private placement market prior to listing, the DMM will consult with Revere Securities LLC, as our financial advisor in order for the DMM to effect a fair and orderly opening of our ordinary shares on the Nasdaq, without coordination with us, consistent with the federal securities laws in connection with our direct listing. Pursuant to such Nasdaq rules, and based upon information known to it at that time, Revere Securities LLC is expected to provide input to the DMM regarding Revere Securities LLC’s understanding of the ownership of our outstanding ordinary shares and pre-listing selling and buying interest in our ordinary shares that it becomes aware of from potential investors and holders of our ordinary shares, in each case, without coordination with us.

Affiliates of our company (including our directors, and executive officers) will be subject to limitations under Rule 144, including volume and manner-of-sale restrictions, and have also agreed collectively, to a ninety day lock-in from the first day of trading, even though their shares are registered pursuant to this registration statement. Non-affiliates will not be subject to such limitations.

The Company has appointed VStock Transfer, LLC as its transfer agent and registrar in the United States. VStock will also handle coordination with the Depository Trust Company (DTC) and Cede & Co. for electronic trading and settlement of our ordinary shares on Nasdaq.

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LEGAL MATTERS

We are being represented by the Law offices of David E Price with respect to certain legal matters as to United States federal securities compliance and New York State law, and in Ireland by RDJ LLP Solicitors in respect of Irish Law matters, who have both rendered opinions as required where applicable in respect of US Securities law compliance, valid issuance of Ordinary Shares, and Irish law matters including the exemption of Irish stamp Duty on Nasdaq share trades of the company’s Ordinary Shares.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Ireland to take advantage of certain benefits associated with being an Ireland Company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages a Company incorporation in Ireland. These disadvantages include but are not limited to:

•	Ireland has a less developed body of securities laws as compared to the United States and these securities laws provide less protection to investors as compared to the United States; and

•	Ireland companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We have appointed David E. Price, Esq. of Washington, DC as our agent to receive service of process with respect to any action brought against us in the U.S. in connection with this registration under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this registration under the securities laws of the State of New York.

We have been advised that the courts of Ireland are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in Ireland, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in Ireland of judgments obtained in the United States, the courts of Ireland will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in Ireland, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Ireland judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of Ireland (awards of punitive or multiple damages may well be held to be contrary to public policy of Ireland). An Ireland Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

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EXPERTS

The Consolidated Financial statements as of December 31, 2024, and 2023 appearing in this Registration Statement have been audited by WithumSmith+Brown, PC, an independent USA registered PCAOB accounting firm, as set forth in its report thereon appearing elsewhere herein and are included in the reliance upon such report given on the authority of such firm as experts in accounting and auditing. Their address is WithumSmith+Brown, PC 1835 Market Street, Suite 1710, Philadelphia, PA, 19103-2945, USA.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish all shareholders with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with IFRS, and all notices of shareholders’ meetings and other reports and communications.

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INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023 Audited Consolidated Financial Statements

Notes to the Consolidated Financial Statements

54

CONSOLIDATED FINANCIAL STATEMENTS APPENDIX

Company registration number 772522 (Republic of Ireland)

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

55

DAVION HEALTHCARE PLC AND SUBSIDIARY

56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Davion Healthcare Plc and Subsidiary:

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Davion Healthcare Plc and Subsidiary (the “Company”) as of December 31, 2024, 2023, and 2022, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, 2023, and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Restatement of the Previously Issued Consolidated Financial Statements

As discussed in Note 1.14 to the consolidated financial statements, the 2024 and 2023 financial statements have been restated to correct certain material misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

Philadelphia, Pennsylvania

September 26, 2025

PCAOB ID Number 100

F-1

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

		YEAR ENDED DECEMBER 31,
	Notes	2024	2023

Administrative expenses		€(1,312,194)	€(2,292,734)
Research and development expenses		(8,159)	(3,015,598)
Operating loss	4	(1,320,353)	(5,308,332)
Income tax expense	6	–	–
Loss and total comprehensive loss for the year		€(1,320,353)	€(5,308,332)
Net loss per common share:
Basic and diluted		€(0.06)	€(0.35)
Weighted-average common shares outstanding:
Basic and diluted		22,909,836	15,257,794

The notes are an integral part of these consolidated financial statements.

F-2

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		DECEMBER 31,
	Notes	2024	2023	2022

ASSETS
Non-current assets
Intangible assets	7	€65,000,000	€65,000,000	€–
Current assets
VAT receivable	9	8,138	331	–
Advances to related parties		–	–	122,585
Cash and cash equivalents		11	679	–
		8,149	1,010	122,585
Total assets		€65,008,149	€65,001,010	€122,585

EQUITY
Share capital	16	€250,000	€200,000	€122,585
Share premium	17	71,347,078	64,877,415	–
Deficit		(6,628,685)	(5,308,332)	–

Total equity		€64,968,393	€59,769,083	€122,585

LIABILITIES
Non-current liabilities
Advances from related parties	11	€–	€4,631,670	€–
Current liabilities
Trade and other payables	15	39,756	600,257	–

Total liabilities		39,756	5,231,927	–

Total equity and liabilities		€65,008,149	€65,001,010	€122,585

The notes are an integral part of these consolidated financial statements.

The Consolidated Financial statements were approved by the board of directors and authorised for issue on August 1, 2025 and are signed on its behalf by:

/s/ Jack Kaye	/s/ David Paul Alexander Over
Jack Kaye	David Paul Alexander Over
Director	Director

Company registration number 772522

F-3

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Notes	Share capital	Share premium	Deficit	Total

Balance at December 31, 2022		€122,585	€–	€–	€122,585
Loss and total comprehensive income for the period		–	–	(5,308,332)	(5,308,332)
Exchange of issued shares for Intangible Assets		–	64,877,415	–	64,877,415
Transactions with Owners in their capacity as owners: Issue of share capital	16	77,415	–	–	77,415

Balance at December 31, 2023		€200,000	€64,877,415	€(5,308,332)	€59,769,083
Loss and total comprehensive income for the year		–	–	(1,320,353)	(1,320,353)
Transactions with Owners in their capacity as owners: Shares issued for repayment of advances and salaries	16	5,982	5,594,018	–	5,600,000
Shares issued for payment of trade and other payables	16	44,018	875,645	–	919,663

Balance at December 31, 2024		€250,000	€71,347,078	€(6,628,685)	€64,968,393

The notes are an integral part of these consolidated financial statements.

F-4

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (AS RESTATED)

		YEAR ENDED DECEMBER 31,
	Notes	2024	2023

Cash flows from operating activities:
Net loss	21	€(1,320,353)	€(5,308,332)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Changes in operating assets and liabilities:
Increase in VAT Receivable		(7,807)	(331)
Increase in amount due to related parties		890,915	4,709,085
Increase in trade and other payables		436,577	600,257
Net cash (used in)/provided by operating activities		(668)	679

Net cash from investing activities		–	–

Net cash from financing activities
Net (decrease)/increase in cash and cash equivalents		(668)	679
Cash and cash equivalents at beginning of year		679	–
Cash and cash equivalents at end of year		€11	€679

Non cash investing and financing activities:
Shares issued for amounts due to related parties		€5,600,000	€–
Shares issued for trade and other payables (as restated)		€919,663	€–
Shares issued for intangible assets (as restated)		€–	€65,000,000

The notes are an integral part of these consolidated financial statements.

F-5

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

Company information

Davion Healthcare Plc (“the Company) was incorporated in the Republic of Cyprus on 29 November 2022 as a Public Company and re-registered in Ireland as a Public Limited Company on 25 September 2024. Davion Healthcare Plc is a healthcare company that specialises in inventing and commercialising innovative medical technologies, pharmaceutical products and healthcare services.

1	Material accounting policies Company information

Davion Healthcare Plc (“the Company) was incorporated in the Republic of Cyprus on 29 November 2022 as a Public Company and re-registered in Ireland as a Public Limited Company on 25 September 2024. Davion Healthcare Plc is a healthcare company that specialises in inventing and commercialising innovative medical technologies, pharmaceutical products and healthcare services.

1.1       Reporting period

These Consolidated Financial statements cover the financial year ended December 31, 2024 and 2023.

1.2       Accounting convention

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These are the Company’s first annual financial statements prepared in accordance with IFRS and are in compliance with the requirements of IFRS.

The consolidated financial statements are prepared in euros, which is the functional currency of the Company. Monetary amounts in these financial statements are rounded to the nearest euro.

The consolidated financial statements have been prepared under the historical cost convention. The principal accounting policies adopted are set out below.

The consolidated financial statements consist of the financial statements of the parent Company, Davion Healthcare Plc, together with its wholly owned subsidiary, Davion Healthcare Ltd.

All consolidated financial statements are made up to December 31, 2024 and 2023. Where necessary, adjustments are made to the financial statements of subsidiary to bring the accounting policies used into line with those used by other members of the Company.

All intra-company transactions, balances and unrealised gains on transactions between the company and its subsidiary are eliminated on consolidation. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

F-6

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

1.3       Liquidity

The Company incurred a loss of €1,320,353 during the first Consolidated Financial period, and, as of December 31, 2024 the Company’s current liabilities exceeded its current assets by €31,607. The Company has received a Letter of Support from its Chief Executive Officer stating that that he will continue to support the Company for a period of 12 months from the approval of these consolidated financial statements.

The Company also expects that it will have the necessary surplus to repay the debt towards the Chief Executive Officer that was incurred up to the end of the first consolidated financial period.

Management has evaluated whether there are any material uncertainties that cast significant doubt on the entity’s ability to continue as a going concern. This includes consideration of:

•	The expected timing and risk associated with initial revenue generation.
•	The robustness of the shareholder support.
•	The adequacy of the current and forecasted cash position to meet obligations as they fall due.

Having considered all relevant factors, management does not believe that any material uncertainties exist that would cast significant doubt on the entity’s ability to continue as a going concern.

1.4       Intangible assets other than goodwill

Intellectual Property Rights acquired separately are measured on initial recognition at cost. Following initial recognition, Intellectual Property Rights may be carried at a revalued amount (based on fair value) less any subsequent amortisation and impairment losses if fair value can be determined by reference to an active market. Under the revaluation model, revaluation increases are recognised in other comprehensive income and accumulated in the “Revaluation surplus” within equity except to the extent that they reverse a revaluation decrease previously recognised in profit and loss. If the revalued intangible has a finite life and is therefore subject to amortisation, the revalued amount is amortised.

Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life is reviewed at least at each financial year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the assets are accounted for by changing the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in profit or loss in the expense category consistent with the function of the intangible asset.

F-7

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

Intangible assets with indefinite useful lives are tested for impairment annually either individually or at the cash generating unit level. Such intangibles are not amortised. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether the indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is made on a prospective basis.

An intangible asset is derecognised on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognised in profit or loss when the asset is derecognised.

1.5       Impairment of tangible and intangible assets

At each reporting end date, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment annually, and whenever there is an indication that the asset may be impaired.

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pretax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

1.6       Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks, other short-term liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities. Cash and cash equivalents are carried at amortised cost because (i) they are held for collection of contractual cash flows and those cash flows represent sole payments of principal and interest, and (ii) they are not designated at Fair Value Through Profit and Loss.

F-8

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

1.7       Financial assets

Financial assets are recognised in the Company’s consolidated statement of financial position when the Company becomes party to the contractual provisions of the instrument. Financial assets are classified into specified categories, depending on the nature and purpose of the financial assets.

All purchases and sales of financial assets that require delivery within the time frame established by regulation or market convention (“regular way”) purchases and sales) are recorded at trade date, which is the date when the Company commits to deliver a financial instrument. All other purchases and sales are recognised when the entity becomes a party to the contractual provisions of the instrument.

Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

Financial assets at fair value through profit or loss

IFRS 13 establishes a single source of guidance for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. The resulting calculations under IFRS 13 affected the principles that the Company uses to assess the fair value, but the assessment of fair value under IFRS 13 has not materially changed the fair values recognised or disclosed. IFRS 13 mainly impacts the disclosures of the Company. It requires specific disclosures about fair value measurements and disclosures of fair values, some of which replace existing disclosure requirements in other standards.

Financial assets held at amortised cost

Financial instruments are classified as financial assets measured at amortised cost where the objective is to hold these assets in order to collect contractual cash flows, and the contractual cash flows are solely payments of principal and interest. They arise principally from the provision of goods and services to customers (e.g, trade receivables). They are initially recognised at fair value plus transaction costs directly attributable to their acquisition or issue, and are subsequently carried at amortised cost using the effective interest rate method, less provision for impairment where necessary.

Impairment of financial assets

Financial assets carried at amortised cost and Fair Value Through Other Comprehensive Income are assessed for indicators of impairment at each reporting end date.

The expected credit losses associated with these assets are estimated on a forward-looking basis. A broad range of information is considered when assessing credit risk and measuring expected credit losses, including past events, current conditions, and reasonable and supportable forecasts that affect the expected collectability of the future cash flows of the instrument.

F-9

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

For trade receivables, the simplified approach permitted by IFRS 9 is applied, which requires expected lifetime losses to be recognised from initial recognition of the receivables.

Derecognition of financial assets

Financial assets are derecognised only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership to another entity.

1.8       Financial liabilities

The Company recognizes financial debt when the Company becomes a party to the contractual provisions of the instruments. Financial liabilities are classified as either “financial liabilities at fair value through profit or loss” or “other financial liabilities.”

Other financial liabilities

Other financial liabilities, including borrowings, trade payables and other short-term monetary liabilities, are initially measured at fair value net of transaction costs directly attributable to the issuance of the financial liability. They are subsequently measured at amortised cost using the effective interest method. For the purposes of each financial liability, interest expense includes initial transaction costs and any premium payable on redemption, as well as any interest or coupon payable while the liability is outstanding.

Derecognition of financial liabilities

Financial liabilities are derecognised when, and only when, the Company’s obligations are discharged, cancelled, or they expire.

1.9       Equity instruments

Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs. Dividends payable on equity instruments are recognised as liabilities once they are no longer at the discretion of the Company.

1.10    Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the consolidated income statements because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting end date.

F-10

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences, and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences, can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

As at December 31, 2024, the Group had unutilised corporation tax assets of €828,586 (2023: €663,542) available for offset against future taxable profits. These losses arise in the Cyprus tax jurisdiction and may be carried forward indefinitely under local tax legislation. In accordance with IAS 12 – Income Taxes, no deferred tax asset has been recognised in respect of these losses due to the uncertainty regarding the availability of sufficient future taxable profits against which the losses can be utilised. Management will continue to assess the recoverability of these tax losses and will recognise a deferred tax asset when it is considered probable that future taxable profits will be available.”

1.11    Foreign exchange

Transactions in currencies other than euros are recorded at the rates of exchange prevailing at the dates of the transactions. At each reporting end date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the reporting end date. Gains and losses arising on translation in the period are included in profit or loss.

1.12    Research and development costs

Research expenditures are written off against profits in the year in which it is incurred. Identifiable development expenditure is capitalised to the extent that the technical, commercial and financial feasibility can be demonstrated.

1.13    Segments

The Company has been operating as a single segment for financial reporting purposes since its inception. The Chief Operating Decision Maker is the CEO. He is responsible for making all decisions regarding the use of capital.

1.14    Restatement of previously issued financial statements

The following non cash investing and financing disclosures on the Consolidated Statements of Cash Flows (As Restated) for 2024 and 2023 have been restated due to them being reported in error. The line items “Shares issued for trade and other payables (as restated)” for 2024 was revised to €919,663 and the line item “Shares issued for intangible assets (as restated)” for 2024 was revised to €0 and 2023 was revised to €65,000,000.

Also, additional background information was added to certain sections of Note 7 Intangible Assets and marked “as restated” regarding the acquisition of intellectual property rights for €65,000,000 in 2023 to provide additional disclosure regarding the terms of the related party acquisition of intellectual property rights, as well as, the removal of management’s estimate of fair value of the intellectual property rights at December 31, 2024, which was not consistent with the disclosure requirements of an indefinite lived intangible asset under the cost accounting model.

Finally, Note 11 Borrowings has been restated to reflect that the “Advances from related parties” are amounts paid directly to vendors and represent a non cash transaction to the Company, that the CEO’s advances for 2024 was revised from €1,130,950 to €0.1 million and the balance owed to the CEO as December 31, 2024 was revised from €0 to €30,804 and is classified in “Trade and other payables” on the Consolidated Statement of Financial Condition.

None of the above changes had an impact on the carrying value of assets, liabilities and stockholders’ equity and thus, there is no impact to basic and diluted earnings per share.

2	Adoption of new and revised standards and changes in accounting policies

At the date of approval of these Consolidated Financial statements, certain new and revised standards and interpretations had been issued by the International Accounting Standards Board but were not yet effective.

The Company is currently evaluating the potential impact of these standards on its financial statements. The effect, if any, of the adoption of these standards will be assessed and reflected in the period in which they are adopted.

F-11

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

3	Critical accounting estimates and judgements

In the application of the Company’s accounting policies, the directors are required to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised, if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The estimates and assumptions which have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities are outlined below.

(1)	Impairment of intangible assets

Intangible assets are initially recorded at acquisition cost and are amortized on a straight-line basis over their useful economic life. Intangible assets that are acquired through a business combination are initially recorded at fair value at the date of acquisition. Intangible assets with indefinite useful lives are reviewed for impairment at least once per year. The impairment test is performed using the discounted cash flows expected to be generated through the use of the intangible assets, using a discount rate that reflects the current market estimations and the risks associated with the asset. When it is impractical to estimate the recoverable amount of an asset, the Company estimates the recoverable amount of the cash generating unit in which the asset belongs to.

(2)	Going concern basis

Management has made an assessment of the Company’s ability to continue as a going concern.

4	Operating loss

	2024	2023
	€	€
Operating loss for the year is stated after charging/(crediting):
Exchange gains	(2)	(181)
Research and development costs	8,159	3,015,598

F-12

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

5	Employees

The average monthly number of persons (excluding directors) employed by the Company during the year was:

	2024	2023
	Number	Number
Total	–	–

6	Income tax expense

The charge for the year can be reconciled to the loss per the income statements as follows:

	2024	2023
	€	€
Loss before taxation	(1,320,353)	(5,308,332)
Expected tax credit based on a corporation tax rate of 12.50% (2023: 12.50%)	165,044	663,542
Tax benefits not recognized	(165,044)	(663,542)
Net deferred tax asset for the year	–	–

7	Intangible assets (as restated)

Acquisition and Initial Recognition (as restated)

During the year ended December 31, 2023, the Company acquired certain intellectual property rights from Davion Healthcare Ltd (“a UK company”) at the initial fair value of €65 million in exchange for 12,258,458 shares. These rights were recognized as intangible assets in accordance with the requirements of IAS 38 – Intangible Assets and measured initially at cost.

The non cash transaction was completed at a share price of €5.30 per share (par value being €0.01), with shares being distributed to all shareholders of the UK company on a pari pasu basis to their percentage shareholding in the UK company at the time of transfer. There are no future payment obligations related to the intellectual property rights. General meetings of the shareholders of both the seller and buyer took place, and resolutions were passed by both parties, fully approving the terms of the sale and purchase agreement. This transaction was considered a related party transaction as Jack Kaye, CEO of Davion, was a director and shareholder of both the seller and buyer, but declared his interest prior to the transaction and excluded himself from voting either as a director or shareholder in respect of both buyer and seller. The property rights were developed, but not commercially ready for production pending the Company finalizing the required regulatory requirements for each product.

Subsequent Development Activities and Regulatory Approval

In 2024, the Company invested further in the enhancement and development of the intellectual property; however, none of these costs met the recognition criteria under IAS 38 due to there being no active market in accordance with “IAS” 38. These costs primarily related to technical refinement and commercialization readiness.

F-13

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

During the same period, Footflow and ThermaDerm were added to the portfolio and the regulatory registration for BreastCheck, Testic, Footflow and ThermaDerm was established with the U.S. Food and Drug Administration (FDA), the EU under the CE mark, and the UK Regulatory authority under the UKCA mark, enabling future commercialisation of the related products. These intangible assets were tested for impairment under IAS 36 – Impairment of Assets, and no impairment losses were identified as of December 31, 2024 or December 31, 2023.

Valuation Assessment (as restated)

Management’s estimate of fair value exceeds the carrying value at due to the following post acquisition:

•	The impact of regulatory approval and technical milestones
•	Updated assumptions around market potential and future cash flows
•	A significant distribution agreement entered into during 2024 that supports commercial forecasts

Measurement Basis and Accounting Policy Application

In accordance with IAS 38, in respect of the intellectual property held by the Company, the cost model continues to be applied.

As at December 31, 2024, the asset is carried at cost, plus capitalized development expenditures, less accumulated amortization and any impairment losses, if applicable.

The carrying amount of the intellectual property as of December 31, 2024, was €65 million (2023: €65 million). BreastCheck is expected to be available in the second half of 2025.

Impairment Assessment and Recoverability

Consistent with the Company’s policy under IAS 36, the asset was reviewed for impairment at the reporting date. The recoverable amount, based on a value-in-use model incorporating cash flow projections and commercial assumptions, was higher than the carrying amount. No impairment loss was recorded.

F-14

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

Management Commentary (as restated)

While the estimated fair value of the asset significantly exceeds its carrying value, this difference is not recognized in the statement of financial position, consistent with the Company’s cost accounting policy. The Company believes this asset will contribute materially to revenue and operating income from the first half of 2026 onwards, upon commercial launch of related products.

	Initial Recognition	Revaluation for the period	Fair Value
	€	€	€
BreastCheck IP Rights	60,000,000	0.00	60,000,000
Tricos IP Rights	1,000,000	0.00	1,000,000
Testic IP Rights	1,000,000	0.00	1,000,000
Davion Masks IP Rights	1,500,000	0.00	1,500,000
Bio-Genex IP Rights	1,000,000	0.00	1,000,000
Merit IP Rights	500,000	0.00	500,000
Total	65,000,000	0.00	65,000,000

During the years ended December 31, 2024 and 2023, there was no amortization of these Intellectual Property Rights as they have indefinite useful life and are not subject to amortisation during the period.

Intellectual Property Rights
€
Cost

Additions	65,000,000

At December 31, 2023	65,000,000

At December 31, 2024	65,000,000

Carrying amount

At December 31, 2024	65,000,000

At December 31, 2023	65,000,000

F-15

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

8	Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the reporting date. The Company has policies in place to ensure that sales of products and services are made to customers with an appropriate credit history and monitors on a continuous basis the ageing profile of its receivables. Cash balances are held with high credit quality financial institutions, and the Company has policies to limit the amount of credit exposure to any financial institution.

Except as detailed below, the carrying amount of financial assets recorded in the financial statements, which is net of impairment losses, if any, represents the Company’s maximum exposure to credit risk.

Maximum credit risk

	2024	2023	2022
	€	€	€

Cash and cash equivalents	11	679	–

The Company does not hold any collateral or other credit enhancements to cover this credit risk.

9	VAT Recoverable

	2024	2023	2022
	€	€	€

VAT recoverable	8,138	331	–

10	Trade receivables - credit risk

Fair value of trade receivables

The directors consider that the carrying amount of trade and other receivables is approximately equal to their fair value.

No significant receivable balances are impaired at the reporting end dates.

F-16

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

11	Borrowings (as restated)

Non-current

	2024	2023	2022
	€	€	€
Borrowings held at amortised cost:
Advances from related parties	–	4,631,670	–

During the year, Jack Kaye, the Company’s Chief Executive Officer, has paid on behalf of the Company through Malbrite Limited, a related party controlled by Jack Kaye, costs totaling €0.1 million in 2024 (2023: €4.6 million) in order for the Company to meet its obligations. Management has classified these advances, which are paid directly to vendors, within operations due to the nature of the transaction and represent a non cash advance to the Company.

On June 30, 2024, all amounts payable to Jack Kaye, up to that date were converted to Ordinary Shares at a conversion ratio of 1 ordinary share for the equivalent of every $10 owed. Other creditors also converted amounts owed to them to equity on the same ratio, leaving a balance of €39,756 in Trade and other payables on the Consolidated Statements of Financial Position as of December 31, 2024. Included in the balance is €30,804 owed to Jack Kaye. See Note 20 Related party transactions for additional information.

12	Fair value of financial liabilities

The directors consider that the carrying amounts of financial liabilities carried at amortized cost in the financial statements approximate their fair values.

13	Liquidity risk

Liquidity risk is the risk that arises when the maturity of assets and liabilities does not match. An unmatched position potentially enhances profitability, but can also increase the risk of losses. The Board of Directors has procedures with the object of minimizing such losses such as maintaining sufficient cash and other highly liquid current assets and by having the ability to receive advances from related parties and/or an adequate amount of committed credit facilities.

The following table details the remaining contractual maturity for the Company’s financial liabilities with agreed repayment periods. The contractual maturity is based on the earliest date on which the Company may be required to pay.

5+ years
€
At December 31, 2023
Advances from related parties	4,631,670

At December 31, 2024
Advances from related parties	–

F-17

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

14	Market risk

Market risk management

The geopolitical situation in Eastern Europe intensified on February 24, 2022 with the commencement of the conflict between Russia and Ukraine. As at the date of authorising these consolidated financial statements for issue, the conflict continues to evolve as military activity proceeds. In addition to the impact of the events on entities that have operations in Russia, Ukraine, or Belarus or that conducting business with their counterparties, the conflict is increasingly affecting economies and financial markets globally and exacerbating ongoing economic challenges.

The European Union as well as United States of America, Switzerland, United Kingdom and other countries imposed a series of restrictive measures (sanctions) against the Russian and Belarussian government, various companies, and certain individuals. The sanctions imposed include an asset freeze and a prohibition from making funds available to the sanctioned individuals and entities. In addition, travel bans applicable to the sanctioned individuals prevent them from entering or transiting through the relevant territories. The Republic of Cyprus has adopted United Nations and European Union measures. The rapid deterioration of the conflict in Ukraine may as well lead to the possibility of further sanctions in the future.

Emerging uncertainty regarding global supply of commodities due to the conflict between Russia and Ukraine conflict may also disrupt certain global trade flows and place significant upward pressure on commodity prices and input costs as seen through early March 2022. Challenges for companies may include availability of funding to ensure access to raw materials, ability to finance margin payments and heightened risk of contractual non-performance.

The Israel-Gaza conflict has escalated significantly after Hamas launched a major attack on 7 October 2023. Companies with material subsidiary, operations, investments, contractual arrangements or joint ventures in the war area might be significantly exposed. Entities that do not have direct exposure to Israel and the Gaza Strip are likely to be affected by the overall economic uncertainty and negative impacts on the global economy and major financial markets arising from the war. This is a volatile period and situation, however, the Company is not directly exposed. Management will continue to monitor the situation closely and take appropriate actions when and if needed.

The impact on the Company largely depends on the nature and duration of uncertain and unpredictable events, such as further military action, additional sanctions, and reactions to ongoing developments by global financial markets. The financial effect of these current crisis on the global economy and overall business activities cannot be estimated with reasonable certainty at this stage, due to the pace at which these conflicts advance and the high level of uncertainties arising from the inability to reliably predict the outcome.

The Company has no direct exposure to Russia, Ukraine, and Belarus or to Israel and the Gaza Strip and as such does not expect significant impact from direct exposures to these countries.

Despite the limited direct exposure, the conflicts are expected to negatively impact the tourism and services industries in Cyprus. Furthermore, the increasing energy prices, fluctuations in foreign exchange rates, unease in stock market trading, rises in interest rates, supply chain disruptions and intensified inflationary pressures may indirectly impact the operations of the Company. The indirect implications will depend on the extent and duration of these crisis and remain uncertain.

F-18

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

Management has considered the unique circumstances and the risk exposures of the Company and has concluded that there is no significant impact on the Company’s profitability position. These events are not expected to have an immediate material impact on the Company’s business operations. Management will continue to monitor the situation closely and will assess the need for further action in case the crisis becomes prolonged.

15	Trade and other payables

	2024	2023	2022
	€	€	€
Trade payables	2,952	257	–
Accruals	6,000	–	–
Other payables	30,804	600,000	–
	39,756	600,257	–

Accruals	2024	2023	2022
	€	€	€
As of January 1,	–	–	–
Additions	6,000	–	–
As of December 31,	6,000	–	–

16	Share capital

	2024	2023	2022	2024	2023	2022
	Number	Number	Number	€	€	€
Ordinary share capital Authorised Par value of €.01	100,000,000	100,000,000	100,000,000	1,000,000	1,000,000	1,000,000

Issued and fully paid Par value of €.01	25,000,000	20,000,000	12,258,458	250,000	200,000	122,585

Shares Issued and Fully Paid	2024	2023	2022

As of January 1,	20,000,000	12,258,458	–
Additions	5,000,000	7,741,542	12,258,458
As of December 31,	25,000,000	20,000,000	12,258,458

On November 29, 2022, the Company was formed with an initial issuance of 12,258,458 shares of stock at € .01 par value for a total of € 122,585.

F-19

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

During the year ended 2023, the Company exchanged the outstanding 12,258,458 shares of stock in exchange for the purchase of intangible assets valued at € 65,000,000 and issued an additional 7,741,542 shares of stock at € .01 par value for a total of € 77,415.

During the year ended 2024, the Company issued 4,401,800 shares of stock to various creditors and shareholders in exchange of amounts due to them of € 919,663 and issued 598,246 shares of stock to its officers in exchange for amounts due to them of € 5,600,000.

17	Share premium account

	2024	2023
	€	€
As of January 1,	64,877,415	–
Additions	6,469,663	64,877,415
As of December 31,	71,347,078	64,877,415

18	Capital risk management

The Company is not subject to any externally imposed capital requirements.

19	Events after the reporting date

As explained in Note 14, the geopolitical situation in Eastern Europe and the Middle East remains intense with the continuation of the conflict between Russia and Ukraine and the Israel-Gaza conflict. As at the date of authorizing these consolidated financial statements for issue, the conflicts continue to evolve as military activity continues and additional sanctions are imposed. The Company’s activity at present and for the foreseeable future is concentrated on the contract in the USA and depending on the duration of the conflict between Russia and Ukraine, the Israel-Gaza conflict and continued negative impact on economic activity, it is unlikely that the Company’s results will be affected.

Following a Board Meeting on the 6th January 2025, the following individuals re-joined the Board of Directors:

William Eric Peacock

Julian Fernand Sluyters

Kevin Malcolm Riches

Susan Matteson King

F-20

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

20	Related party transactions

Remuneration of key management personnel

Key management personnel consisted only of the directors for whom aggregate remuneration was €NIL and any other further required disclosures as per IAS 24.17 are €NIL for these consolidated financial periods.

Other transactions with related parties

For the years ended December 31, 2024 and 2023, the Company incurred €NIL and €1,100,000 respectively, with regards to management fees by Malbrite Limited and Kurdam Inc., companies controlled by Jack Kaye, a director of Davion Healthcare Plc. For the year ended December 31, 2024 and 2023, the Company incurred €400,000 and €600,000, respectively, with regards to director fees by David Paul Alexander Over, a director of Davion Healthcare Plc. The balance payable to David Paul Alexander Over was paid in full with share issuances. For the year ended December 31, 2023, the Company paid approximately €287,000 for marketing services to Tulk House International Limited, a company controlled by David Paul Alexander Over, a director for Davion Healthcare Plc.

For the year ended December 31, 2024 and 2023, the Company incurred €NIL and €77,415, respectively, with regards to management fees by Rallinson Limited, a company controlled by Jack Kaye, a director of Davion Healthcare Plc.

For the year ended December 31, 2024 and 2023, the Company incurred €NIL and €1,707,178, respectively, with regards to research and development costs by Rallinson Limited, a company controlled by Jack Kaye, a director of Davion Healthcare Plc.

For the year ended December 31, 2024 and 2023, the Company incurred €NIL and €556,279 respectively, with regards to research and development costs by Malbrite Limited, a company controlled by Jack Kaye, a director of Davion Healthcare Plc.

	Year ended December 31, 2024	Year ended December 31, 2023
	€	€

Administrative expenses
Rent	2,184	2,942
Service charge payable	1,090,330	821,165
Software costs	–	26,562
Travelling expenses	–	15,049
Legal and professional fees	50,602	19,933
Consultancy fees	152,910	1,113,150
Accountancy	15,163	–
Bank charges	1,007	827
Public relations	–	292,857
Sundry expenses	–	430
Profit or loss on foreign exchange	(2)	(181)
Total Administrative expenses	1,312,194	2,292,734

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Part II – Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers

Under Irish law, the Companies Act 2014, a company may not exempt or indemnify a director or officer of the company from liability for negligence, default, breach of duty or breach of trust in relation to the company. This restriction is set out in Section 235 of the Irish Companies Act 2014, which provides that any provision, whether contained in the company’s constitution or in a contract with the company or otherwise, which purports to exempt any officer of the company from, or indemnify him or her against, any such liability is void.

However, under Section 235(3) of the Companies Act 2014, a company is permitted to indemnify a director or officer against any liability incurred in defending proceedings—whether civil or criminal—in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application in which relief is granted by the court under Section 233 (relief from liability for negligence, default, breach of duty or breach of trust).

In addition, Section 235(5) allows companies to purchase and maintain directors’ and officers’ liability insurance (commonly known as “D&O insurance”) for any of its directors or officers. Davion Healthcare Plc maintains such insurance coverage for its directors and officers against certain liabilities they may incur in their capacity as such, subject to customary exclusions and limitations.

Section 133 of the Articles of Association of the Company states:

Subject to the provisions of and so far as may be permitted by the Act every Director, Managing Director, Auditor, Secretary and other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

Furthermore, Section 235(5) of the Companies Act 2014 permits a company to purchase and maintain insurance for directors and officers in respect of liability arising from their acts or omissions in that capacity.

The Company currently does not maintain directors’ and officers’ liability insurance. However, the Company intends to procure such insurance coverage prior to the commencement of trading of its ordinary shares on The Nasdaq Stock Market. This insurance will provide coverage against certain liabilities that may be incurred by the Company’s directors and officers in the performance of their duties, subject to customary limitations, exclusions, and deductibles.

Item 7. Recent Sales of Unregistered Securities

The Company has not sold any equity securities during the past three years that were not registered under the Securities Act of 1933, as amended.

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Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See “Index to Exhibits” on page II-3 of this registration statement.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Memorandum and Articles of Association of the Company*
5.1	David E. Price, Esq. Legal Opinion
10.1	Transfer Agency Agreement with VStock Transfer, LLC*
10.2	Outline Agreement between the Company and NeuRX Health Inc*
10.3	NeuRx Health Inc. Distribution Agreement
10.4	Jack Kaye Service Agreement
10.5	David Over Service Agreement
10.6	Davion Healthcare Purchase and Sale Agreement dated 2/6/23
10.7	Jack Kaye Share Option Plan
10.8	David Over Share Option Plan
23.1	Consent of Independent Auditors
31.1	Certification by the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act
31.2	Certification by the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act
32	Certification by the Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act
99.1	BreastCheck EU Declaration of Conformity
99.2	Executive Waiver of Salary Under Service Contracts
99.3	Directors Lockup Agreement
99.4	Letter of Support
107	Filing Fee Table*

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

* Previously Filed

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cork, Ireland on 26 September, 2025.

Davion Healthcare Plc

By:	/s/ Jack Kaye
Jack Kaye
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jack Kaye	Chief Executive Officer	September 26, 2025
/s/ David Over	Chief Commercial Officer and Acting Principal Financial Officer	September 26, 2025
/s/ Eric Peacock	Non-Executive Chairman	September 26, 2025
/s/ Kevin Riches	Non-Executive Director	September 26, 2025
/s/ Susan M King	Non-Executive Director	September 26, 2025
/s/ Julian Sluyters	Non-Executive Director	September 26, 2025

II-4